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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                          PRIMEDEX HEALTH SYSTEMS, INC.



                           PR ACQUISITION CORPORATION



                             RADNET MANAGEMENT, INC.



                                       AND



                                RADIOLOGIX, INC.




                            DATED AS OF JULY 6, 2006

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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE 1 Defined Terms........................................................1

ARTICLE 2 The Merger..........................................................10

         Section 2.1    The Merger............................................10

         Section 2.2    The Closing...........................................11

         Section 2.3    Effective Time........................................11

         Section 2.4    Effect of the Merger..................................11

         Section 2.5    Certificate of Incorporation; Bylaws..................11

         Section 2.6    Directors and Officers................................11

ARTICLE 3 Conversion of Securities; Exchange of Certificates..................12

         Section 3.1    Conversion of Securities..............................12

         Section 3.2    Exchange of Certificates..............................13

         Section 3.3    Share Transfer Books..................................15

         Section 3.4    Convertible Securities................................16

         Section 3.5    Unvested Company Shares...............................16

         Section 3.6    Dissenting Stockholders...............................16

ARTICLE 4 Company Representations and Warranties..............................17

         Section 4.1    Organization and Qualification; Subsidiaries..........17

         Section 4.2    Certificate of Incorporation and Bylaws; Corporate
                        Books and Records.....................................18

         Section 4.3    Capitalization........................................19

         Section 4.4    Authority.............................................20

         Section 4.5    No Conflict; Required Filings and Consents............20

         Section 4.6    Permits; Compliance With Law..........................21

         Section 4.7    SEC Filings; Financial Statements.....................22


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         Section 4.8    Disclosure Documents..................................23

         Section 4.9    Absence of Certain Changes or Events..................24

         Section 4.10   Employee Benefit Plans................................24

         Section 4.11   Contracts.............................................27

         Section 4.12   Litigation............................................28

         Section 4.13   Environmental Matters.................................28

         Section 4.14   Intellectual Property.................................29

         Section 4.15   Taxes.................................................29

         Section 4.16   Insurance.............................................30

         Section 4.17   Opinion of Company Financial Advisor..................30

         Section 4.18   Brokers...............................................30

         Section 4.19   Properties............................................31

         Section 4.20   Interested Party Transactions.........................31

         Section 4.21   Affiliates............................................31

ARTICLE 5 Representations and Warranties of Parent and Merger Sub.............32

         Section 5.1    Organization and Qualification; Subsidiaries..........32

         Section 5.2    Certificate of Incorporation and Bylaws; Corporate
                        Books and Records.....................................32

         Section 5.3    Capitalization........................................33

         Section 5.4    Authority.............................................33

         Section 5.5    No Conflict; Required Filings and Consents............34

         Section 5.6    Permits; Compliance With Law..........................34

         Section 5.7    SEC Filings; Financial Statements.....................35

         Section 5.8    Disclosure Documents..................................37

         Section 5.9    Absence of Certain Changes or Events..................37

         Section 5.10   Employee Benefit Plans................................37

         Section 5.11   Contracts.............................................40


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         Section 5.12   Litigation............................................40

         Section 5.13   Environmental Matters.................................41

         Section 5.14   Intellectual Property.................................41

         Section 5.15   Taxes.................................................42

         Section 5.16   Insurance.............................................42

         Section 5.17   Brokers...............................................43

         Section 5.18   Properties............................................43

         Section 5.19   Interested Party Transactions.........................43

         Section 5.20   Ownership of Merger Sub and Acquirer Management.......43

         Section 5.21   Ownership of Company Shares...........................44

         Section 5.22   Financing.............................................44

ARTICLE 6 Covenants...........................................................44

         Section 6.1    Conduct of Business by the Company Pending
                        the Closing...........................................44

         Section 6.2    Conduct of Business by Parent Pending the Closing.....48

         Section 6.3    Takeover Statutes.....................................48

         Section 6.4    Form S-4 and Proxy Statement; Stockholders Meetings...48

         Section 6.5    Board Recommendation..................................49

         Section 6.6    Access to Information; Confidentiality................50

         Section 6.7    No Solicitation of Transactions.......................51

         Section 6.8    Appropriate Action; Consents; Filings.................53

         Section 6.9    Certain Notices.......................................55

         Section 6.10   Public Announcements..................................55

         Section 6.11   Indemnification.......................................55

         Section 6.12   Employees.............................................56

         Section 6.13   Termination of Benefit Plans..........................57

         Section 6.14   Third Party Consents; Notices.........................57


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         Section 6.15   Leases; Consents......................................58

         Section 6.16   Section 16 Matters....................................58

         Section 6.17   Reasonable Efforts; Cooperation.......................58

         Section 6.18   Change of Control.....................................58

         Section 6.19   Parent Board Members..................................59

         Section 6.20   Listing; De-Listing of Company Common Shares..........59

         Section 6.21   Financing.............................................59

         Section 6.22   Affiliates............................................59

ARTICLE 7 Closing Conditions..................................................60

         Section 7.1    Conditions to Obligations of Each Party Under
                        This Agreement........................................60

         Section 7.2    Additional Conditions to Obligations of Parent
                        and Merger Sub........................................60

         Section 7.3    Additional Conditions to Obligations of the Company...62

ARTICLE 8 Termination, Amendment and Waiver...................................62

         Section 8.1    Termination...........................................62

         Section 8.2    Effect of Termination.................................64

         Section 8.3    Amendment.............................................65

         Section 8.4    Waiver................................................65

         Section 8.5    Fees and Expenses.....................................66

ARTICLE 9 General Provisions..................................................66

         Section 9.1    Non-Survival of Representations and Warranties........66

         Section 9.2    Notices...............................................66

         Section 9.3    Headings..............................................67

         Section 9.4    Severability..........................................67

         Section 9.5    Entire Agreement......................................67

         Section 9.6    Assignment............................................67

         Section 9.7    Parties in Interest...................................67


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         Section 9.8    Mutual Drafting.......................................68

         Section 9.9    Governing Law; Consent to Jurisdiction; Waiver
                        of Trial by Jury......................................68

         Section 9.10   Disclosure............................................69

         Section 9.11   Counterparts..........................................69

         Section 9.12   Remedies Cumulative; Specific Performance.............69

         Section 9.13   Interpretation........................................69



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                                    EXHIBITS

Exhibit A     Voting Agreement

Exhibit B     Form of Restated Certificate of Incorporation

Exhibit C     Form of Amended and Restated Bylaws

Exhibit D     Section 3.4(a) Calculation

Exhibit E     Affiliates Letter



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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2006 (this "Agreement"), by and among Primedex Health Systems, Inc., a New York corporation ("Parent"), PR Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Radnet Management, Inc., a California corporation, wholly owned subsidiary of Parent and sole stockholder of Merger Sub ("Acquirer Management"), and Radiologix, Inc., a Delaware corporation (the "Company").

     WHEREAS, as a material inducement to the willingness of Parent to enter into this Agreement simultaneously with the execution of this Agreement, a certain stockholder of the Company is entering into a voting agreement with Parent in substantially the form attached hereto as Exhibit A (the "Voting Agreement"); and

     WHEREAS, the respective Boards of Directors of Parent, Acquirer Management, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, the respective Boards of Directors of Parent, Acquirer Management, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

     For purposes of this Agreement, the term:

     "Acquirer Management" has the meaning set forth in the preamble.

     "Acquisition Proposal" means, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent) relating to or involving (i) the purchase from the Company or any Company Subsidiary or any acquisition by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or more than a 5% interest in the total outstanding voting securities of any Material Company Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group Beneficially Owning 10% or more of the total outstanding voting securities of the Company or 5% or more of the total outstanding voting securities of any Material Company Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any Material Company Subsidiary, (iii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the consolidated assets of the Company and the Company Subsidiaries in any single transaction or series of related transactions.

     "Affiliate" has the meaning used in Rule 145 promulgated under the Securities Act.

     "Affiliates Letter" has the meaning set forth in Section 6.22.


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     "Aggregate Stock Option Consideration" means the sum of all Stock Option
Consideration issued to holders of In the Money Options.

     "Agreement" has the meaning set forth in the preamble.

     "Alternative Merger Consideration Option" has the meaning set forth in
Section 3.1(b).

     "AMEX" means the American Stock Exchange.

     "Antitrust Laws" has the meaning set forth in Section 6.8(c).

     "Beneficially Owning " has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Blue Sky Laws" means state securities or "blue sky" laws.

     "Business Day" has the meaning used in Rule 14d-1(g) promulgated under the Exchange Act.

     "Cash Consideration" has the meaning set forth in Section 3.1(a).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

     "Certificate of Merger" has the meaning set forth in Section 2.3.

     "Certificates" has the meaning set forth in Section 3.2(a).

     "Certifications" means all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Section 302 and 906 of the Sarbanes Oxley Act of 2002 ("SOXA"), and the rules and regulations of the SEC promulgated thereunder.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "COBRA" has the meaning set forth in Section 4.10(b).

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Commitment Letter" has the meaning set forth in Section 6.21.

     "Company" has the meaning set forth in the preamble.

     "Company Balance Sheet" has the meaning set forth in Section 4.7(c).

     "Company Balance Sheet Date" has the meaning set forth in Section 4.7(c).

     "Company Benefit Plans" has the meaning set forth in Section 4.10(a).

     "Company Board" means the Board of Directors of the Company.


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     "Company Board Recommendation" means the unanimous recommendation by the
Company Board that the Company's stockholders vote in favor of the adoption of this Agreement.

     "Company Bylaws" has the meaning set forth in Section 4.2.

     "Company Certificate of Incorporation" has the meaning set forth in Section 4.2.

     "Company Common Share" means a share of common stock, par value $0.0001 per share, of the Company.

     "Company Disclosure Schedule" has the meaning set forth in the preamble to
Article 4.

     "Company Financial Advisor" has the meaning set forth in Section 4.17.

     "Company Financial Statements" has the meaning set forth in Section 4.7(c).

     "Company Intellectual Property" has the meaning set forth in Section 4.14.

     "Company Option" means any option granted, and not exercised, expired or terminated, in connection with the performance of services, to a current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase Company Common Shares pursuant to any Company Stock Option Plan.

     "Company Permits" has the meaning set forth in Section 4.6(b).

     "Company Preferred Shares" has the meaning set forth in Section 4.3(a).

     "Company SEC Reports" has the meaning set forth in Section 4.7(a).

     "Company Stockholders Approval" has the meaning set forth in Section
4.4(a).

     "Company Stockholders Meeting" has the meaning set forth in Section 4.4(a).

     "Company Stock Option Plan" means any stock option, stock bonus, stock award or stock purchase plan, program or arrangement, as amended to date, of the Company or any of the Company Subsidiaries or any predecessor thereof, including the Company's 2004 Long-Term Incentive Compensation Plan.

     "Company Subsidiary" has the meaning set forth in Section 4.1(a).

     "Company Warrants" means warrants to purchase Company Common Shares (other than Company Options).

     "Confidentiality Agreement" has the meaning set forth in Section 6.6.

     "Continuing Employees" has the meaning set forth in Section 6.12.

     "Contract" means any agreement, contract, subcontract, lease, sublease, power of attorney, note, loan, evidence of Indebtedness, purchase and sales order, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, binding commitment, binding understanding, promise, indenture, option, warranty, policy or quotation, whether oral or written, express or implied.


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

     "DGCL" has the meaning set forth in the recitals.

     "D&O Insurance" has the meaning set forth in Section 6.11(b).

     "Dissenting Shares" has the meaning set forth in Section 3.6.

     "Divestiture" means (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any Company Subsidiary, (b) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the Company's business or own such assets, or (c) the holding separate of the Company Common Shares or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Company Common Shares.

     "EDGAR" has the meaning set forth in Section 4.7(a).

     "Effective Time" has the meaning set forth in Section 2.3.

     "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or other similar encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset other than any encumbrance arising under applicable Laws with respect to Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to ERISA).

     "Engagement Letter" has the meaning set forth in Section 4.18.

     "Environmental Laws" means all applicable Laws relating to pollution or protection of the environment or to occupational safety and health, including
(i) CERCLA, (ii) the Toxic Substances Control Act, (iii) the Hazardous Materials Transportation Act, (iv) the Resource Conservation and Recovery Act, (v) the Clean Water Act, (vi) the Safe Drinking Water Act, (vii) the Clean Air Act,
(viii) the Occupational Health and Safety Act, (ix) Federal Insecticide, Fungicide, and Rodenticide Act, and (x) the Emergency Planning and Community Right-to-Know Act.

     "Equity Interest" means any share, capital stock, partnership, joint venture, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "ERISA Affiliate" means any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.2(b).

     "Exchange Fund" has the meaning set forth in Section 3.2(b).

     "Executive Officers" means a Person's Section 16 officers under the Exchange Act, which, with respect to the Company are Sami S. Abbasi, Michael N. Murdock, Stephen M. Forthuber and Michael L. Silhol.

     "Expenses" includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and real property and related facilities and fixtures owned or leased at any time by the Company or any of the Company Subsidiaries. "Form S-4" has the meaning set forth in Section 6.4(a).

     "GAAP" means generally accepted accounting principles as applied in the United States.

     "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, quality improvement organization, accrediting organization or certifying agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or any other governmental or quasi-governmental entity.

     "Hazardous Materials" means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation under applicable Environmental Laws. By way of example only, the term Hazardous Materials includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive or radioactive materials, radon gas, polychlorinated biphenyls, pesticides, herbicides and asbestos.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indemnified Parties" has the meaning set forth in Section 6.11(a).

     "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid,
(iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all capitalized lease obligations of such Person,
(vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all


                                      -5-
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letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

     "Intellectual Property" means any and all worldwide industrial and intellectual property rights, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, and development tools, images, drawings, graphics, files, records and data, all rights in prototypes, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

     "In the Money Option" means a Company Option that entitles the holder thereof to receive Stock Option Consideration.

     "IRS" means the United States Internal Revenue Service.

     "knowledge" means, with respect to any Person, the actual knowledge of a fact, circumstance, event or other matter by the Executive Officers and directors of such Person.

     "Law" means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, requirement, rule, regulation, legal doctrine, order, permit, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including the Occupational Safety and Health Act, the Americans with Disabilities Act, and any applicable Medicare or Medicaid statutes and regulations.

     "Lease" has the meaning set forth in Section 4.19(a).

     "Made Available" when used with respect to the Company means the Company or its Representatives made such materials available to Parent or its Representatives (i) during Parent's physical due diligence inspection conducted between June 7 and June 9, 2006, at the offices of the Company, which materials were as set forth on the data room indices previously provided to Parent or its Representatives (true, correct and complete copies of which were delivered to Parent in the manner described in the applicable Section of the Company Disclosure Schedule), (ii) through filed Company SEC Reports which were available through EDGAR on or prior to the date of this Agreement or, (iii) by physically delivering such materials by email or hard copy to Parent on or before July 6, 2006. "Made Available" when used with respect to Parent means Parent or its Representatives made such materials available to the Company or its Representatives (i) during Company's physical due diligence inspection conducted between June 19 and June 20, 2006, at the offices of Parent, which materials were as set forth on the data room indices previously provided to the Company or its Representatives (true, correct and complete copies of which were delivered to the Company in the manner described in the applicable Section of the Parent Disclosure Schedule), (ii) through filed Parent SEC Reports which were available through EDGAR on or prior to the date of this Agreement or (iii) by physically delivering such materials by email or hard copy to Company on or before July 6, 2006.


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     "Material Adverse Effect" means any effect, event, occurrence, development, circumstance, change or condition, including without limitation a conflict with, or default or violation of, any Law (each an "Effect") that, individually or in the aggregate with other Effects is or would (i) be materially adverse to the capitalization, assets (including intangible assets), liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impede or delay the Company's ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Laws; except, for the purposes of clause (i) above to the extent that such Effect results from (A) changes or conditions affecting economic or capital markets in the United States or internationally (which changes or conditions, in each case, do not affect the Company in a substantially disproportionate manner), (B) changes in international or national political conditions generally (which changes, in each case, do not affect the Company in a substantially disproportionate manner), (C) changes or conditions affecting the diagnostic imaging services industry generally (which changes or conditions, in each case, do not affect the Company in a substantially disproportionate manner), (D) changes in any Laws, GAAP, the accounting rules and regulations of the SEC (which changes, in each case, do not affect the Company in a substantially disproportionate manner), (E) the announcement of the execution of this Agreement or the transactions contemplated hereby, or (F) any changes in the trading volume or trading prices of Company Common Shares, or any failure by the Company to meet analyst's forecasts or projections (it being understood that the underlying cause of or causes of such changes or failure may be deemed to constitute a Material Adverse Effect, and this clause (F) shall be disregarded in determining whether the underlying cause of such changes or failure is itself a Material Adverse Effect).

     "Material Company Subsidiary" means the Company Subsidiaries set forth in
Schedule 1 to this Agreement.

     "Material Contract" has the meaning set forth in Section 4.11(a).

     "Maximum Amount" has the meaning set forth in Section 6.11(b).

     "Maximum Cash Consideration" has the meaning set forth in Section 3.1(a).

     "Maximum Parent Common Shares" has the meaning set forth in Section 3.1(a).

     "Merger" has the meaning set forth in the recitals.

     "Merger Consideration" has the meaning set forth in Section 3.1(a).

     "Merger Sub" has the meaning set forth in the preamble.

     "Notice of Superior Offer" has the meaning set forth in Section 6.7(d).

     "OTCBB" means the Over-the-Counter Bulletin Board quotation service for equity securities not traded on NASDAQ or any national securities exchange.

     "Other Filings" means all filings made by, or required to be made by, the Company or Parent, as the case may be, with the SEC, other than the Proxy Statement and the Form S-4.

     "Outside Date" has the meaning set forth in Section 8.1(b).


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

     "Parent" has the meaning set forth in the preamble.

     "Parent Average Closing Price" means the average of the closing sale prices of one Parent Common Share for the ten most recent trading days that Parent Common Shares have traded ending on the day prior to the Effective Time, as reported on the OTCBB.

     "Parent Balance Sheet" has the meaning set forth in Section 5.7(c).

     "Parent Balance Sheet Date" has the meaning set forth in Section 5.7(c).

     "Parent Benefit Plans" has the meaning set forth in Section 5.10(a).

     "Parent Board" means the Board of Directors of Parent.

     "Parent Bylaws" has the meaning set forth in Section 5.2.

     "Parent Certificate of Incorporation" has the meaning set forth in Section 5.2.

     "Parent Common Share" means a share of common stock, par value $0.01 per share, of Parent.

     "Parent Disclosure Schedule" has the meaning set forth in the preamble to
Article 5.

     "Parent Financial Statements" has the meaning set forth in Section 5.7(c).

     "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate with other Effects is or would (i) be materially adverse to the capitalization, assets (including intangible assets), liabilities, business, financial condition or results of operations of Parent and Parent Subsidiaries, taken as a whole or (ii) materially impede or delay Parent's ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Laws; except, for purposes of clause (i) above, to the extent that such Effect results from (A) changes or conditions affecting economic or capital markets in the United States or internationally (which changes or conditions, in each case, do not affect Parent in a substantially disproportionate manner), (B) changes in international or national political conditions generally (which changes, in each case, do not affect Parent in a substantially disproportionate manner), (C) changes or conditions affecting the diagnostic imaging services industry generally (which changes or conditions, in each case, do not affect Parent in a substantially disproportionate manner), (D) changes in any Laws, GAAP, the accounting rules and regulations of the SEC (which changes, in each case, do not affect Parent in a substantially disproportionate manner), (E) the announcement of the execution of this Agreement or the transactions contemplated hereby, or (F) any changes in the trading volume or trading prices of Parent Common Shares, or any failure by Parent to meet analyst's forecasts or projections (it being understood that the underlying cause of or causes of such changes or failure may be deemed to constitute a Material Adverse Effect, and this clause (F) shall be disregarded in determining whether the underlying cause of such changes or failure is itself a Material Adverse Effect).

     "Parent Permits" has the meaning set forth in Section 5.6(b).

     "Parent Preferred Shares" has the meaning set forth in Section 5.3(a).

     "Parent SEC Reports" has the meaning set forth in Section 5.7(a).

     "Parent Stockholders Approval" has the meaning set forth in Section 5.4.

     "Parent Stockholders Meeting" has the meaning set forth in Section 5.4.

     "Parent Subsidiary" has the meaning set forth in Section 5.1(a).

     "Permitted Encumbrances" means (i) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (ii) Encumbrances securing debt that is reflected in the most recent financial statements contained in the Company SEC Reports.

     "Person" means an individual, corporation, limited liability company, partnership (limited, general or otherwise), association, trust, business trust, unincorporated organization, or other entity or group.

     "Proxy Statement" has the meaning set forth in Section 6.4(a).

     "Regulatory Conditions" has the meaning set forth in Section 8.1(b).

     "Release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment or the workplace of any Hazardous Materials.

     "Representatives" means an entity's and its Subsidiaries' respective directors, officers, employees, Affiliates, accountants, consultants, legal counsel, advisors, investment bankers, brokers, agents and other representatives.

     "Repurchase Rights" means, with respect to the Company, outstanding rights to repurchase Company Common Shares that are held by the Company or similar restrictions in the Company's favor with respect to Company Common Shares, and, with respect to Parent, outstanding rights to repurchase Parent Common Shares that are held by Parent or similar restrictions in Parent's favor with respect to Parent Common Shares.

     "Restraint" has the meaning set forth in Section 7.1(d).

     "Restricted Stock Units" means restricted stock units awarded to the Company's directors pursuant to the Company's 2004 Long-Term Incentive Compensation Plan.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Share Election Number" has the meaning set forth in Section 3.1(b).

     "Single Employer 401(k) Plan" has the meaning set forth in Section 6.13(a).

     "SOXA" has the meaning set forth in the definition of "Certifications".

     "Stock Consideration" has the meaning set forth in Section 3.1(a).

     "Stock Option Consideration" has the meaning set forth in Section 3.4(a).

     "Subsidiary" of a specified Person means any corporation, partnership, limited liability company, joint venture or other Person of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests.

     "Superior Offer" means, with respect to the Company, an unsolicited, bona fide written offer made by a third party for an Acquisition Proposal (except that all references to "5%" and "10%" in clauses (i) and (iii) of the definition of "Acquisition Proposal" shall be deemed to be references to "50%"), on terms that the Company Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Taxes" means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges, imposed by any Governmental Entity responsible for the imposition of any such tax (each, a "Tax Authority"), including any interest, penalties or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) above or clause (ii) above.

     "Tax Return" means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including the administration of any Laws, regulations or administrative requirements relating to any Taxes.

     "Termination Fee" has the meaning set forth in Section 8.2(d).

     "Total Outstanding Shares" means the sum of (i) the number of Company Common Shares (including restricted shares) outstanding immediately prior to the Effective Time plus (ii) the number of Restricted Stock Units outstanding immediately prior to the Effective Time.

     "Unvested Company Shares" has the meaning set forth in Section 3.5.

     "WARN Act" has the meaning set forth in Section 4.10(k).

     "Welfare Plan" has the meaning given in Section 6.13(b).

                                    ARTICLE 2
                                   THE MERGER

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

Section 2.2 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 am Pacific time on a date mutually agreed to by Parent and the Company but that shall be no later than two Business Days after the satisfaction or waiver of each of the conditions set forth in
Article 7 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such condition at such time) or at such other time or date as the parties hereto agree. The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, Suite 1600, Los Angeles, California 90067, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the "Closing Date."

Section 2.3 Effective Time. On the Closing Date, or on such other date as may be mutually agreed by the parties, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in the forms of Exhibits B and C hereto, respectively, and, as so amended, shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE 3
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the securities set forth below:

     (a) Conversion Generally. Each Company Common Share outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 3.1(c) and Dissenting Shares referred to in Section 3.6) shall be converted, subject to other provisions of this Section 3.1 and Section 3.2(e), into the right to receive (i) a number of Parent Common Shares equal to a fraction, rounded down to the nearest one thousandth of a share, the numerator of which equals 22,621,922 (the "Maximum Parent Common Shares") and the denominator of which equals the number of Total Outstanding Shares (the "Stock Consideration") and (ii) an amount in cash without interest equal to (A) $42,950,000 (the "Maximum Cash Consideration") less the Aggregate Stock Option Consideration, divided by (B) the number of Total Outstanding Shares (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration, subject to other provisions of this Section 3.1, Section 3.2(e) and Section 3.6.

     (b) Alternative Merger Consideration. Prior to the mailing of the Proxy Statement, Parent, in its sole discretion, may advise the Company that in lieu of issuing up to 3,500,000 shares (the "Share Election Number") of the Stock Consideration, Parent may increase the aggregate Cash Consideration by an amount equal to $2.00 multiplied by the Share Election Number (the "Alternative Merger Consideration Option"). If Parent elects the Alternative Merger Consideration Option, then the calculation of Merger Consideration in Section 3.1(a) shall be adjusted to reflect that the Maximum Parent Common Shares shall be reduced by the Share Election Number and the Maximum Cash Consideration shall be increased by an amount equal to $2.00 multiplied by the Share Election Number

     (c) Cancellation of Shares. Each Company Common Share held, immediately prior to the Effective Time, by the Company (including as treasury stock or otherwise), Parent, Merger Sub or any Subsidiary of Company, Parent or Merger Sub shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (d) Change in Shares. In the event of the issuance or existence of any Company Common Shares in excess of the Maximum Parent Common Shares or any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Shares or Parent Common Shares occurring after the date of this Agreement and prior to the Effective Time, the Merger Consideration and all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to the determination of the existence or issuance of Company Common Shares in excess of the Maximum Parent Common Shares or such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change; provided, however, that in no event will any Parent Common Shares in excess of the Maximum Parent Common Shares be issued.

     (e) Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

     (f) Total Consideration. For the avoidance of doubt, the parties agree that in no event shall Parent issue in the Merger more than 22,621,922 Parent Common Shares or pay more than $42,950,000 (except with respect to the cash out of fractional shares pursuant to Section 3.2(e) or the election of the Alternative Merger Consideration Option pursuant to Section 3.1(b)).

Section 3.2 Exchange of Certificates.

     (a) Exchange Procedures.

          (i) Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Company Common Shares (as of immediately prior to the Effective Time) (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the certificates representing such holder's Company Common Shares ("Certificates") to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting surrender by such holder of Certificates to the Exchange Agent in exchange for the Merger Consideration.

          (ii) The holder of each Certificate, upon the surrender by such holder to the Exchange Agent of such Certificate, together with the letter of transmittal duly completed and validly executed by such holder in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive promptly in exchange for such Certificate (x) a certificate representing that number of whole shares of Stock Consideration that such holder is entitled to receive pursuant to this Article 3, and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) the cash amount that such holder is entitled to receive pursuant to Section 3.1(a) plus (B) any cash in lieu of fractional shares plus (C) any non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash amount payable upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Shares that are not registered in the transfer records of the Company, a certificate representing the proper number of shares of Stock Consideration, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Stock Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     (b) Exchange Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the "Exchange Agent"), and (ii) enter into an exchange agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Exchange Agent for the payment of the Merger Consideration in accordance with this Article 3. Prior to the Effective Time (or, if after the Effective Time, promptly after the declaration and payment of a dividend or other distribution on the Parent Common Shares), Parent or a direct or indirect Subsidiary of Parent shall make available to the Exchange Agent, for exchange in accordance with this Article 3, through the Exchange Agent, (i) certificates representing Parent Common Shares,
(ii) cash and (iii) any dividends or other distributions with respect to the Parent Common Shares to be issued or paid pursuant to Sections 3.1 and 3.2(c) to deliver to the holders of Company Common Shares (other than any Company Common

Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) the aggregate Merger Consideration plus any non-stock dividends and any other dividends or other distribution to be distributed pursuant to Section 3.2(c) (such cash and certificates for shares of Stock Consideration, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund") deliverable pursuant to
Section 3.1 in exchange for outstanding Company Common Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 plus any non-stock dividends and any other dividends or other distributions to be distributed pursuant to Section 3.2(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purposes.

     (c) Distributions with Respect to Unexchanged Shares; Voting.

          (i) All shares of Stock Consideration to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all the Stock Consideration, and Parent shall make available to the Exchange Agent such dividend or distribution in accordance with Section 3.2(b). No dividends or other distributions in respect of the Stock Consideration shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article 3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Stock Consideration issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Stock Consideration and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Stock Consideration with a record date after the Effective Time but with a payment date subsequent to surrender.

          (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Stock Consideration entitled to be received by such holders pursuant to Section 3.1 hereof, regardless of whether such holders have exchanged their Certificates.

     (d) Further Rights in Company Common Shares. All Merger Consideration issued and paid upon conversion of the Company Common Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Stock Consideration will be issued and any holder of Company Common Shares entitled to receive a fractional share of Stock Consideration but for this Section 3.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent in an amount equal to the product of (i) such fraction of a share of Parent Common Shares that the Company Common shareholder would otherwise be entitled to receive multiplied by (ii) the Parent Average Closing Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Stock Consideration) that remains unclaimed by the holders of Company Common Shares for 180 days after the Effective Time shall be delivered to Parent. Any holders of Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to applicable abandoned property, escheat and similar Laws) for payment of the Cash Consideration, and for delivery of any certificates for shares of Stock Consideration of such stockholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.1 and Section 3.2(c) upon due surrender of their Certificates (or affidavit(s) of loss in lieu thereof), in each case, without any interest thereon, only as a general unsecured creditor thereof. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

     (g) No Liability. None of Parent, the Company, Acquirer Management, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person, including any former holder of Company Common Shares, for any cash or certificates for shares of Parent Common Shares from the Exchange Fund properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent in their respective discretion, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.

     (i) Withholding. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Options such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Law, or pursuant to other applicable judgments, decrees, injunctions or orders, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 3.3 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and, thereafter, there shall be no further registration of transfers of Company Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein or by applicable Laws. On and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, without interest.

Section 3.4 Convertible Securities.

     (a) Each outstanding Company Option shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time and after surrender thereof, an amount (payable in cash only out of the aggregate Merger Consideration) equal to the product of (A) the total number of shares that were subject to such Company Option immediately prior to the Effective Time, and (B) the amount by which the sum of (x) the Cash Consideration plus (y) the Parent Average Closing Price exceeds the exercise price per share under such Company Option (the "Stock Option Consideration"), such amount to be further reduced by any required withholding of Taxes pursuant to Section 3.2(i) hereof. The Stock Option Consideration shall be calculated in accordance with the iterative process set forth in the spreadsheet attached to this Agreement as Exhibit D; provided, however, that the parties acknowledge that the spreadsheet is only an illustrative calculation because the Parent Average Closing Price and the number of Company Options outstanding will change between the date of this Agreement and the Effective Time. For purposes of clarification, the amount of cash payable to holders of In the Money Options shall reduce the Maximum Cash Consideration as provided in Section 3.1(a) available to be paid pursuant to Sections 3.1(a) and (b) to holders of Company Common Shares.

     (b) Each Company Option outstanding immediately prior to the Effective Time which is not entitled to any Stock Option Consideration shall not be assumed or substituted by Parent but shall vest and become fully exercisable pursuant to the terms of the applicable option agreement. Any vested Company Option which is not exercised prior to the Effective Time shall terminate and be void as of the Effective Time.

     (c) The Company shall take all action necessary in order to effect the foregoing provisions of this Section 3.4 as of the Effective Time. Any materials to be submitted to the holders of Company Options shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.

Section 3.5 Unvested Company Shares. Immediately prior to the Effective Time, the Company shall have cancelled, repurchased, accelerated, vested or otherwise extinguished or awarded all Company Common Shares that are restricted, not fully vested or subject to any other restriction ("Unvested Company Shares") and there shall be no Unvested Company Shares at the Effective Time.

Section 3.6 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who properly has demanded appraisal for such Company Common Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and instead such stockholder shall be entitled to receive payment for such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Company Common Shares shall cease, and such Company Common Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article 3. The Company shall give Parent prompt notice of any written demands (or purported demands) for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL and the Company shall not, except with Parent's prior written consent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

                                    ARTICLE 4
                     COMPANY REPRESENTATIONS AND WARRANTIES

     Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.

     (b) None of the Company or any Company Subsidiary holds an Equity Interest in any other Person (other than a Company Subsidiary), except as set forth in
Section 4.1(b) of the Company Disclosure Schedule. The Company is a direct or indirect owner of all of the issued and outstanding Equity Interests of each Company Subsidiary, and all shares of capital stock or limited liability company interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All of the Equity Interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances except Permitted Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the certificate or articles of incorporation and bylaws or other equivalent organizational documents, as applicable, of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which it is bound. There are no outstanding contractual obligations of the Company or any Company Subsidiary to loan funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly owned Company Subsidiary as set forth in Section 4.1(b) of the Company Disclosure Schedule.

     (c) There are no outstanding Contracts of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities of a Company Subsidiary.

Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copy of the Company's Restated Certificate of Incorporation, and all amendments thereto (the "Company Certificate of Incorporation"), and the copy of the Company's Amended and Restated Bylaws (the "Company Bylaws") that were Made Available to Parent are true, correct and complete copies thereof as in effect on the date hereof. The Company has Made Available to Parent a true, correct and complete copy of the certificate or articles of incorporation and the bylaws or other equivalent organizational documents, as applicable, of each Company Subsidiary, in each case as amended to date. The Company has Made Available to Parent copies of all charters of each committee of the Company Board and any code of conduct or similar policy adopted by the Company. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or equivalent organizational documents. True, correct and complete copies of all minute books of the Company and the Company Subsidiaries (containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each Company Subsidiary) have been Made Available by the Company to Parent. The minute books of the Company and each Company Subsidiary provided to Parent contain accurate summaries of all meetings of directors and stockholders or actions by written consent of the directors and stockholders of the Company and the respective Company Subsidiaries through the date of this Agreement.

Section 4.3 Capitalization.

     (a) The authorized capital shares of the Company consist of 50,000,000 Company Common Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Company Preferred Shares"). As of June 30, 2006, (A) 22,442,417 Company Common Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 179,505 Restricted Stock Units were issued and outstanding under the Company Stock Option Plans and (C) 18,684 Company Common Shares were held in the treasury of the Company. As of the date hereof, no Company Preferred Shares are issued or outstanding. Except as set forth in this
Section 4.3 or Section 4.3 of the Company Disclosure Schedule, there are no options, warrants, reserved Company Common Shares, or other rights, Contracts or arrangements of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity Interests in, the Company or any Company Subsidiary. Since December 31, 2005, the Company has not issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than those Company Common Shares reserved for issuance as set forth in this Section 4.3 or Section 4.3(a) of the Company Disclosure Schedule. All issued and outstanding Company Common Shares and all outstanding Company Options were issued in material compliance with all applicable Laws, including federal and state securities laws and all requirements set forth in applicable Contracts. There have been no repurchases of Company Common Shares pursuant to the exercise of Repurchase Rights.

     (b) As of June 30, 2006, the Company has reserved 7,000,000 Company Common Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Option Plans, of which 2,920,133 shares are subject to outstanding and unexercised Company Options and 2,088,942 shares remain available for issuance thereunder. All of the Company Common Shares subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. True, correct and complete copies of each of the Company Stock Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Stock Option Plan and all agreements and instruments relating to or issued under the Company Stock Option Plans or Company Options that differ in any material respect from such standard form agreements have been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided to Parent.

     (c) As of the date of this Agreement, there are no outstanding and unexercised Company Warrants.

     (d) Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Shares or any other Equity Interests in the Company or any Company Subsidiary.

Section 4.4 Authority.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than the Company Stockholders Approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Company Stockholders Approval). This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Board has unanimously (A) approved and declared advisable this Agreement and the Merger, (B) determined that this Agreement and the terms and conditions of the Merger are fair to, advisable and in the best interests of the Company and its stockholders, and (C) directed that the adoption of this Agreement be submitted to the Company's stockholders for approval at a meeting of such stockholders and recommended that all of the Company's stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all Company Common Shares issued and outstanding on the record date set for the meeting of the Company's stockholders to adopt this Agreement (the "Company Stockholders Meeting") is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and effect the Merger under applicable Law and the Company's Certificate of Incorporation (the "Company Stockholders Approval").

     (b) The Company has taken all appropriate actions so that the restrictions on "business combinations" contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the Company's stockholders or the Company Board. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation is applicable to, or purports to be applicable to, this Agreement, the Merger, the Voting Agreement or any other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and consummation of the transactions contemplated by this Agreement, subject to obtaining the Company Stockholders Approval, will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in the creation of any Encumbrance on any of the properties or assets of the Company or any Company Subsidiary or
(iv) require any consent or approval under, result in any breach of or any loss of any benefit under, or modify, accelerate or terminate any rights or obligations under, or constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation pursuant to, any Material Contract or Company Permit, except in the case of clauses (iii) and (iv), for such Encumbrances, consents or approvals that would not have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except as set forth on Section 4.5(b) of the Company Disclosure Schedule and under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of AMEX, Antitrust Laws, and the filing of the Certificate of Merger as required by the DGCL.

Section 4.6 Permits; Compliance With Law.

     (a) The Company and each Company Subsidiary have been operated at all times and currently are in compliance with all Laws applicable to the Company and each Company Subsidiary and neither the Company nor any Company Subsidiary is in violation of, or has violated, any Laws applicable to the Company or any Company Subsidiary, except for violations which would not have a Material Adverse Effect.

     (b) The Company and each Company Subsidiary has been and is in compliance with all permits, licenses, franchises, certificates, authorizations, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Entities required by the Company and each of its Subsidiaries to own, lease and/or operate their respective properties or other assets or to carry on their respective businesses as currently conducted (the "Company Permits"), except where the failure to have or be in compliance with the Company Permits would not have a Material Adverse Effect. All such Company Permits are in full force and effect and none of the Company Permits will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

     (c) To the Company's knowledge, all Persons to whom the Company and the Company Subsidiaries provide management services are, to the extent applicable,
(i) certified for participation in the Medicare and Medicaid programs; and (ii) in substantial compliance with the conditions of participation of such programs and have received all approvals and/or qualifications necessary to receive reimbursement under these programs, except where the failure to be so certified or to be in such compliance would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary or, to the Company's knowledge, any Person to whom the Company and the Company Subsidiaries provide management services, has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations of the Company, or any such Person to whom the Company or any Company Subsidiary provide management services and neither the Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which would have a Material Adverse Effect.

     (d) Except as set forth in Section 4.6(d) of the Company Disclosure Schedule, no Person to whom the Company and the Company Subsidiaries provide management services has made a claim or notified the Company or any Company Subsidiary of a dispute with respect to the legality of the Contracts between them, and to the knowledge of the Company, no Person to whom the Company and the Company Subsidiaries provide management services has threatened to terminate any Contract with the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries are in material compliance with the corporate practice of medicine laws and regulations in all applicable jurisdictions. None of the Company, any Company Subsidiary, any director, officer or employee, of the Company or any Company Subsidiary nor, to the Company's knowledge, any Person to whom the Company and the Company Subsidiaries provide management services has been excluded from participation in any Federal health care program or State health care program (as such terms are defined by the Social Security Act).

Section 4.7 SEC Filings; Financial Statements.

     (a) The Company has filed on a timely basis all forms, reports, statements, Certifications, schedules and documents (including items incorporated by reference) (collectively, the "Company SEC Reports") required to be filed by it with the SEC since January 1, 2003. Except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), including those filed on or after the date of this Agreement, the Company has Made Available to Parent copies of, in the form filed with the SEC, all of the Company SEC Reports required to be filed by it with the SEC since January 1, 2003. No Company Subsidiary is or has been required to file any form, report, statement, Certification, schedule or other document with the SEC.

     (b) Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOXA, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Except as set forth in Section 4.7(c) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financial Statements"), including each of the Company SEC Reports filed after the date of this Agreement until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company's and the Company Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring immaterial year-end adjustments in accordance with GAAP. The balance sheet of the Company as of December 31, 2005 (the "Company Balance Sheet Date") contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except for (A) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type that typically recur and which do not result from any breach of contract, tort or violation of any Law, (B) those specifically set forth or specifically and adequately reserved against in the Company Balance Sheet, and (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement. Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. The books and records of the Company and each Company Subsidiary have been maintained, and are being maintained, in all material respects, in accordance with applicable Law and accounting requirements, and the Company Financial Statements are consistent with such books and records.

     (d) The Company has Made Available to Parent, or will, prior to the Closing, make available to Parent, a true, correct and complete copy of (i) any amendments or modifications, which have not yet been filed with the SEC but that are required to be filed, to Contracts or documents that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and (ii) any correspondence between the Company and the SEC (including all comment letters received by the Company from the SEC and all responses to such comment letters by or on behalf of the Company) for the Company's three (3) prior fiscal years. No investigation by the SEC with respect to the Company or any Company Subsidiary is pending or, to the Company's knowledge, threatened.

     (e) As of the date of this Agreement, the Company is in compliance with the applicable listing and corporate governance rules and regulations of the AMEX.

     (f) Neither the Company nor any Company Subsidiary nor any director or officer, nor, to the Company's knowledge, any employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received any complaint, allegation, assertion or claim, in each case, regarding the accounting or auditing practices, procedures, methodologies or methods or potential fraudulent conduct of the Company or any Company Subsidiary or their respective internal controls, or any material inaccuracy in the Company's financial statements, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, or current or former employee of the Company or of any Company Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a violation of securities Laws, breach of fiduciary duty, fraudulent conduct or similar violation by the Company or any of its officers, directors, employees or agents.

Section 4.8 Disclosure Documents.

     (a) The Proxy Statement and any Other Filings made by the Company, and any amendments or supplements thereto, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, and (ii) the time of the Company Stockholders Meeting will, except with respect to information about Parent, comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

     (b) The Proxy Statement and any Other Filings made by the Company, any information supplied to Parent for inclusion or incorporation by reference in the Form S-4 and any amendments or supplements thereto, do not, and will not, at
(i) the time the Proxy Statement or Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, (ii) the time of the Company Stockholders Meeting and (iii) at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2005, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and, since such date: (i) there has not been any Material Adverse Effect or an event or development that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and (ii) there has not been any action that would require the consent of Parent pursuant to Section 6.1.

Section 4.10 Employee Benefit Plans.

     (a) Prior to the date of this Agreement, the Company has Made Available to Parent a true, correct and complete copy of, with respect to the Company, any Company Subsidiary and any ERISA Affiliate, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, stock-based compensation, supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs and arrangements, and (iv) other fringe and employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees under which any of the Company or any Company Subsidiary or ERISA Affiliate could reasonably be expected to have any liability (all of the foregoing described in clauses (i) through (iv), collectively, the "Company Benefit Plans"), and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or Contracts, including policies relating to fiduciary liability insurance, bonds required by ERISA, amendments to the Company Benefit Plans, employee booklets, summary plan descriptions, and summaries of material modifications and any material employee communications of the Company relating to changes to the Company Benefit Plans) and has, with respect to each Company Benefit Plan that is subject to ERISA reporting requirements, Made Available to Parent true, correct and complete copies of the Form 5500 reports filed (including all audits, financial statements, schedules and attachments thereto), and any applicable non-discrimination tests conducted, for the last three (3) plan years. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms, without liability to Parent or its Subsidiaries. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained from the IRS a current favorable determination letter as to its qualified status under the Code. The Company has also Made Available to Parent a true, correct and complete copy of the most recent such IRS determination letter, with respect to each such Company Benefit Plan, and nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the Tax-qualified status of any Company Benefit Plan subject to Section 401(a) of the Code. The Company has also Made Available to Parent all registration statements and prospectuses and investment policy statements prepared in connection with each Company Benefit Plan. All individuals who, pursuant to the terms of any Company Benefit Plan, are entitled to participate in any Company Benefit Plan, are currently participating in such Company Benefit Plan or have been offered an opportunity to do so and have declined in writing. Except as otherwise disclosed on Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

     (b) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable state law. There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA. Each Company Benefit Plan has been administered in accordance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Benefit Plans. Neither the Company nor any Company Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Benefit Plans. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Benefit Plan intended to include a Code Section 401(k) arrangement, the Company and each Company Subsidiary and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Benefit Plan is subject to, and neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation). No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code. With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought or is threatened, against the Company or any Company Subsidiary or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

     (c) Neither the Company nor any Company Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

     (d) Except as otherwise disclosed on Section 4.10(d) of the Company Disclosure Schedule, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

     (e) Except as otherwise disclosed on Section 4.10(e) of the Company Disclosure Schedule, neither the Company, any ERISA Affiliate or any Company Subsidiary has granted, or is a party to any contract that grants, any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and neither the Company, any Company Subsidiary or any ERISA Affiliate has any liability or obligation to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code. Neither the Company, any Company Subsidiary or any ERISA Affiliate sponsors, maintains or administers any Company Benefit Plan that would be deemed a deferred compensation plan within the meaning of Section 409A of the Code.

     (f) Each of the Company and each Company Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act. The Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has Made Available to Parent a description of all pending controversies between the Company or any Company Subsidiary and any of their respective employees, with respect to which the Company or any Company Subsidiary has received notice from a Governmental Entity regarding an action, suit, proceeding, claim, arbitration or investigation.

     (g) Neither the Company nor any of the Company Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet in accordance with GAAP and
(ii) pursuant to Contracts entered into after the Company Balance Sheet Date. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization.

     (h) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No officer (at the level of vice president or above) or director of operations of the Company or any Company Subsidiary has given notice of termination or resignation to the Company or any Company Subsidiary, nor does the Company otherwise have knowledge that any such officer or director of operations intends to terminate his or her service with the Company or any Company Subsidiary. Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any Company Subsidiary is on an "at will" basis, and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees (other than as provided under applicable Law).

     (i) Each of the Company and each Company Subsidiary has Made Available to Parent a true, correct and complete list of the names of all current officers, directors, consultants and employees of the Company and each Company Subsidiary showing each such person's name, position, rate of annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year.

     (j) Each of the Company and each Company Subsidiary has Made Available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition and/or invention agreements by and between current and former employees, consultants and/or others and the Company or any Company Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) all management organization chart(s), (vi) all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Company Subsidiary, (vii) a summary of the Company's standard severance policy, (viii) a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants of the Company or any Company Subsidiary, and (ix) a schedule of bonus commitments made to employees of the Company or any Company Subsidiary.

     (k) The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), and all similar state or local Laws. In the past two (2) years (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary, and
(iii) the Company has not engaged in activity that may trigger application of the WARN Act or any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an "employment loss" (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 4.11 Contracts.

     (a) The Company has Made Available to Parent, true, correct and complete copies of each Contract in effect or otherwise binding on the Company or any Company Subsidiary or any of their respective properties or assets that are material to the operation, or outside the ordinary course, of the Company's and each of the Company Subsidiaries' businesses or which involve consideration or other obligations in excess of $100,000 annually (collectively, the "Material Contracts").

     (b) Each Material Contract is (i) valid, binding and enforceable upon the Company or the Company Subsidiary that is a party thereto, and, to the Company's knowledge, each other party thereto, and is, and (ii) following consummation of the transactions contemplated by the Agreement shall remain, in full force and effect, except in the case of clauses (i) and (ii) would not be material to the Company and the Company Subsidiaries, taken as a whole. There are no defaults or breaches under any Material Contract by the Company or any Company Subsidiary, or, to the Company's knowledge, any other party thereto, except for such defaults or breaches as would not be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, none of the Company or any Company Subsidiary has knowledge of, or has received notice of, any actual or alleged violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract of the Company. All Material Contracts are in written form.

Section 4.12 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary or, to the Company's knowledge, for which the Company or any Company Subsidiary is obligated to indemnify a third party. Neither the Company nor, any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated herein or has had or would have a Material Adverse Effect. There has not been since December 31, 2001, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, violation of Company policy or other misfeasance or malfeasance issues that would have a Material Adverse Effect, and all records relating to such internal investigations have been Made Available to Parent. Neither the Company nor any Company Subsidiary has any material action, suit, proceeding, claim, mediation or arbitration pending against any other Person.

Section 4.13 Environmental Matters.

     (a) The Company and each Company Subsidiary are in material compliance with all Environmental Laws.

     (b) There are no existing claims or to the knowledge of the Company, any reasonable basis for claims under any Environmental Laws against the Company, any Company Subsidiary or, to the knowledge of the Company, any Person for which the Company has financial responsibility.

     (c) To the knowledge of the Company, there have been no Releases of any Hazardous Materials at any Facility currently leased or operated by Company or any Company Subsidiary or at any Facility leased or operated by Company or any Company Subsidiary, during the Company's or Company Subsidiary's term of lease or operation, in such quantities that could give rise to obligations or liabilities under any Environmental Laws that would have a Material Adverse Effect.

     (d) To the knowledge of the Company, neither the Company nor any Company Subsidiary manufactures or distributes any product in the State of California that requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986.

     (e) Neither the Company nor any Company Subsidiary is a party, whether as a direct signatory or as successor, assign or third party beneficiary, to any Contract (excluding insurance policies, leases and the documents included in Section 4.3(d) of the Company Disclosure Schedule) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant, release, waiver or restriction concerning Environmental Laws or Hazardous Materials.

     (f) There are no consent decrees, consent orders, judgments or judicial or administrative orders under Environmental Laws entered into by any Governmental Entity and the Company or any Company Subsidiary or to the knowledge of the Company any Person for which the Company has or may have financial responsibility, or judgments, judicial order or administrative orders under Environmental Laws issued by any Governmental Entity against the Company, any Company Subsidiaries or to the knowledge of the Company any Person for which the Company has or may have financial responsibility.

Section 4.14 Intellectual Property.

Except as would not have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or have a valid license to use all Intellectual Property (collectively, the "Company Intellectual Property") necessary to carry on the business of the Company and the Company Subsidiaries taken as a whole, as currently conducted and none of such Company Intellectual Property is subject to material Encumbrances. Immediately following the Closing, the Company Intellectual Property will continue in full force and effect and shall be transferable, alienable or licensable by the Company to the same extent as immediately prior to the Closing without any additional notices or payments of any kind to any third party. Neither the Company nor any Company Subsidiary has received any written notice of the infringement of or challenge to the validity or enforceability of, and, to the Company's knowledge, there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that, in any such case as would have a Material Adverse Effect. To the Company's knowledge, there is no basis for any such claims. To the Company's knowledge, no other person is infringing any Company Intellectual Property, except such infringement as would not have a Material Adverse Effect. To the Company's knowledge, neither the Company nor any Company Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the Intellectual Property of any other Person, except such violations and infringement as would not have a Material Adverse Effect. The only registered Company Intellectual Property is the name "Radiologix."

Section 4.15 Taxes.

     (a) All material Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been filed in accordance with all applicable Laws; the Company and the Company Subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and as of the time of the filing, the Company Returns correctly and completely reflected all material facts regarding the income, business, assets, operations, activities and the status of the Company and the Company Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); the charges, accruals and reserves for taxes with respect to the Company and the Company Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim pending against or, to the knowledge of the Company, threatened or proposed with respect to the Company or any of the Company Subsidiaries in respect of any material amount of tax; neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was a common parent; neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement; neither the Company nor any Company Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that remain outstanding; and to the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under
Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under section 6011 of the Code and the regulations thereunder. The total adjusted basis for federal income tax purposes of the assets to be transferred to Parent by the Company in the Merger will, at the time of the Merger, equal or exceed the sum of the liabilities to be assumed (within the meaning of Section 357(d) of the Code) by Parent.

     (b) Section 4.15(b) of the Company Disclosure Schedule lists each Person that is a party to any Contract with the Company or any Company Subsidiary (including this Agreement and the arrangements contemplated hereby) that, individually or collectively, could be characterized as a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), which could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code, and would be subject to the excise tax under
Section 4999 of the Code.

Section 4.16 Insurance. True and complete copies of all insurance policies and binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries have been Made Available to Parent. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by the Company or any Company Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Neither the Company nor any Company Subsidiary has been notified of any threatened termination of, or material premium increase with respect to, any such policies or bonds. The Company maintains insurance coverage in such amounts and covering such risks, and with such deductibles, as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

Section 4.17 Opinion of Company Financial Advisor. The Company Board has received the opinion of Bear, Stearns & Co. Inc. (the "Company Financial Advisor") addressed to the Company Board as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Common Shares, is fair from a financial point of view to such holders, and the Company will deliver to Parent a true, correct and complete copy of such opinion promptly following the Company's receipt thereof.

Section 4.18 Brokers. Except for fees payable to the Company Financial Advisor as set forth in the engagement letter between the Company and the Company Financial Advisor, dated May 16, 2006 (the "Engagement Letter"), a correct and complete version of which has been Made Available by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and none of Parent, Acquirer Management or Merger Sub will incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective Representatives or stockholders. No such engagement letter obligates the Company to continue to use the services of the Company Financial Advisor following the Merger or pay the fees or expenses of the Company Financial Advisor in connection with any transaction other than the Merger following consummation of the Merger.

Section 4.19 Properties.

     (a) Neither the Company nor any of the Company Subsidiaries owns any real property interests as of the date hereof. The Company has Made Available to Parent true, correct and complete copies of all material real property and equipment leases (each a "Lease" and collectively, the "Leases") to which the Company or a Company Subsidiary is a party as of the date hereof and each amendment thereto that is in effect as of the date hereof. All Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary, or to the Company's knowledge, by any other party thereto that would give rise to a material claim against the Company or any Company Subsidiary that would have a Material Adverse Effect.

     (b) Each of the Company and the Company Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances or as reflected in the Company Financial Statements and except for Encumbrances for Taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The equipment of the Company and each Company Subsidiary that are used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (v) to the Company's knowledge, free from any material defects or deficiencies, except in the case of clauses (i) through (v) above, would not have a Material Adverse Effect.

Section 4.20 Interested Party Transactions. Except as disclosed in the Company's definitive proxy statements included in the Company SEC Reports, since December 31, 2000, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.21 Affiliates. Except for certain stockholders and the directors and executive officers of the Company, each of whom is listed in Section 4.21 of the Company Disclosure Schedule, there are no persons who, to the Company's knowledge, may be deemed to be affiliates of the Company under Rule 145 promulgated under the Securities Act.

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Parent, Acquirer Management and Merger Sub to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"), which identifies exceptions by specific Section references, Parent, Acquirer Management and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

           Section 5.1 Organization and Qualification; Subsidiaries.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each Subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and each Parent Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.

     (b) None of Parent or any Parent Subsidiary holds an Equity Interest in any other Person (other than a Parent Subsidiary), except as set forth in Section 5.1(b) of the Parent Disclosure Schedule. Parent is a direct or indirect owner of all of the issued and outstanding Equity Interests of each Parent Subsidiary, and all shares of capital stock or limited liability company interests of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All of the Equity Interests of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all Encumbrances except Permitted Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the certificate or articles of incorporation and bylaws or other equivalent organizational documents, as applicable, of such Parent Subsidiary or any Contract to which such Parent Subsidiary is a party or by which it is bound; provided, however, that the Equity Interests of each Parent Subsidiary are pledged pursuant to Parent's senior credit facility. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to loan funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person, other than guarantees by Parent of any Indebtedness or other obligations of any wholly owned Parent Subsidiary as set forth in Section 5.1(b) of the Parent Disclosure Schedule.

     (c) There are no outstanding Contracts of any character relating to the issued or unissued capital stock or other securities of any Parent Subsidiary, or otherwise obligating Parent or any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities of a Parent Subsidiary.

Section 5.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copy of Parent's Certificate of Incorporation, and all amendments thereto (the "Parent Certificate of Incorporation"), and the copy of the Parent's Amended and Restated Bylaws (the "Parent Bylaws") that were Made Available to the Company are true, correct and complete copies thereof as in effect on the date hereof. Parent has Made Available to the Company a true, correct and complete copy of the certificate or articles of incorporation and the bylaws or other equivalent organizational documents, as applicable, of each Parent Subsidiary, in each case as amended to date. Parent has Made Available to the Company copies of all charters of each committee of the Parent Board and any code of conduct or similar policy adopted by Parent. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or equivalent organizational documents. True, correct and complete copies of all minute books of Parent and the Parent Subsidiaries (containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Parent and each Parent Subsidiary) have been Made Available by Parent to the Company. The minute books of Parent and each Parent Subsidiary provided to the Company contain accurate summaries of all meetings of directors and stockholders or actions by written consent of the directors and stockholders of Parent and the respective Parent Subsidiaries through the date of this Agreement.

Section 5.3 Capitalization.

The authorized capital shares of Parent consist of 100,000,000 Parent Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Shares"). As of June 28, 2006, (A) 42,066,646 Parent Common Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 1,825,000 Parent Common Shares were held in the treasury of Parent. As of the date hereof, no Parent Preferred Shares are issued or outstanding. Except as set forth in this Section 5.3 or Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, reserved Parent Common Shares, or other rights, Contracts or arrangements of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued Equity Interests of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity Interests in, Parent or any Parent Subsidiary. Since December 31, 2005, Parent has not issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than those Parent Common Shares reserved for issuance as set forth in this Section 5.3 or Section 5.3 of the Parent Disclosure Schedule. All issued and outstanding Parent Common Shares and all outstanding Parent Options were issued in material compliance with all applicable Laws, including federal and state securities laws and all requirements set forth in applicable Contracts. There have been no repurchases of Parent Common Shares pursuant to the exercise of Repurchase Rights.

Section 5.4 Authority.

Each of Parent, Acquirer Management and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than the Parent Stockholders Approval). The execution and delivery of this Agreement by each of Parent, Acquirer Management and Merger Sub and the consummation by each of Parent, Acquirer Management and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Parent Stockholders Approval). This Agreement has been duly authorized and validly executed and delivered by each of Parent, Acquirer Management and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent, Acquirer Management and Merger Sub, enforceable against each of Parent, Acquirer Management and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Parent Board has unanimously (A) approved and declared advisable this Agreement and the Merger, (B) determined that this Agreement and the terms and conditions of the Merger are fair to, advisable and in the best interests of Parent and its stockholders, and (C) directed that the adoption of this Agreement be submitted to Parent's stockholders for approval at a meeting of such stockholders and recommended that all of Parent's stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all Parent Common Shares issued and outstanding on the record date set for the meeting of Parent's stockholders to adopt this Agreement (the "Parent Stockholders Meeting") is the only vote of the holders of capital stock of Parent necessary to adopt this Agreement and effect the Merger under applicable Law and Parent's Certificate of Incorporation (the "Parent Stockholders Approval"). The affirmative vote of the sole stockholder of Merger Sub to adopt this Agreement is the only vote of the stockholders of Merger Sub necessary to adopt this Agreement under applicable Law and Merger Sub's Certificate of Incorporation.

Section 5.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent, Acquirer Management and Merger Sub do not, and the performance of this Agreement by Parent, Acquirer Management and Merger Sub and consummation of the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholders Approval, will not, (i) conflict with or violate any provision of the Parent Certificate of Incorporation or the Parent Bylaws of or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Acquirer Management and Merger Sub or any Parent Subsidiary, or by which any property or asset of Parent, Acquirer Management and Merger Sub or any Parent Subsidiary is bound or affected, (iii) result in the creation of any Encumbrance on any of the properties or assets of the Parent or any Parent Subsidiary or (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, or modify, accelerate or terminate any rights or obligations under, or constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation pursuant to, any Material Contract or Parent Permit, except in the case of clauses (iii) and
(iv), for such Encumbrances, consents or approvals that would not have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent, Acquirer Management and Merger Sub do not, and the performance of this Agreement by Parent, Acquirer Management and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except as set forth on Section 5.5(b) of the Parent Disclosure Schedule and under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations governing OTCBB securities, Antitrust Laws, and the filing of the Certificate of Merger as required by the DGCL.

Section 5.6 Permits; Compliance With Law.

     (a) Parent and each Parent Subsidiary have been operated at all times and currently are in compliance with all Laws applicable to Parent and each Parent Subsidiary and neither Parent nor any Parent Subsidiary is in violation of, or has violated, any Laws applicable to Parent or any Parent Subsidiary, except for violations which would not have a Parent Material Adverse Effect.

     (b) Parent and each Parent Subsidiary has been and is in compliance with all permits, licenses, franchises, certificates, authorizations, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Entities required by Parent and each of its Subsidiaries to own, lease and/or operate their respective properties or other assets or to carry on their respective businesses as currently conducted (the "Parent Permits"), except where the failure to have or be in compliance with the Parent Permits would not have a Material Adverse Effect. All such Parent Permits are in full force and effect and none of the Parent Permits will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

     (c) To Parent's knowledge, all Persons to whom Parent and the Parent Subsidiaries provide management services are, to the extent applicable, (i) certified for participation in the Medicare and Medicaid programs; and (ii) in substantial compliance with the conditions of participation of such programs and have received all approvals and/or qualifications necessary to receive reimbursement under these programs, except where the failure to be so certified or to be in such compliance would not have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations of Parent, and neither Parent nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which would have a Parent Material Adverse Effect.

     (d) Parent and the Parent Subsidiaries are in material compliance with the corporate practice of medicine laws and regulations in all applicable jurisdictions. None of Parent, any Parent Subsidiary, or any director, officer or employee of Parent or any Parent Subsidiary has been excluded from participation in any Federal health care program or State health care program (as such terms are defined by the Social Security Act.

Section 5.7 SEC Filings; Financial Statements.

     (a) Parent has filed on a timely basis all forms, reports, statements, Certifications, schedules and documents (including items incorporated by reference) (collectively, the " Parent SEC Reports") required to be filed by it with the SEC since January 1, 2003. Except to the extent available in full without redaction on the SEC's web site through EDGAR, including those filed on or after the date of this Agreement, Parent has Made Available to the Company copies of, in the form filed with the SEC, all of the Parent SEC Reports required to be filed by it with the SEC since January 1, 2003. No Parent Subsidiary is or has been required to file any form, report, statement, Certification, schedule or other document with the SEC.

     (b) Each of the Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOXA, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financial Statements"), including each of the Parent SEC Reports filed after the date of this Agreement until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of Parent's and the Parent Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring immaterial year-end adjustments in accordance with GAAP. The balance sheet of Parent as of October 31, 2005 (the "Parent Balance Sheet Date") contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet." Neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except for (A) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type that typically recur and which do not result from any breach of contract, tort or violation of any Law,
(B) those specifically set forth or specifically and adequately reserved against in the Parent Balance Sheet, and (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement. Except as reflected in the Parent Financial Statements, neither Parent nor any Parent Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K). All reserves that are set forth in or reflected in the Parent Balance Sheet have been established in accordance with GAAP consistently applied. The books and records of Parent and each Parent Subsidiary have been maintained, and are being maintained, in all material respects, in accordance with applicable Law and accounting requirements, and the Parent Financial Statements are consistent with such books and records.

     (d) Parent has Made Available to the Company, or will, prior to the Closing, make available to the Company, a true, correct and complete copy of (i) any amendments or modifications, which have not yet been filed with the SEC but that are required to be filed, to Contracts or documents that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and (ii) any correspondence between Parent and the SEC (including all comment letters received by Parent from the SEC and all responses to such comment letters by or on behalf of Parent) for Parent's three (3) prior fiscal years. No investigation by the SEC with respect to Parent or any Parent Subsidiary is pending or, to Parent 's knowledge, threatened.

     (e) As of the date of this Agreement, Parent is in compliance with the applicable listing and corporate governance rules and regulations of the OTCBB.

     (f) Neither Parent nor any Parent Subsidiary nor any director or officer, nor, to Parent's knowledge, any employee, auditor, accountant or Representative of Parent or any Parent Subsidiary, has received any complaint, allegation, assertion or claim, in each case, regarding the accounting or auditing practices, procedures, methodologies or methods or potential fraudulent conduct of Parent or any Parent Subsidiary or their respective internal controls, or any material inaccuracy in Parent's financial statements, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, or current or former employee of Parent or of any Parent Subsidiary, has reported to the Parent Board or any committee thereof or to any director or officer of Parent evidence of a violation of securities Laws, breach of fiduciary duty, fraudulent conduct or similar violation by Parent or any of its officers, directors, employees or agents.

Section 5.8 Disclosure Documents.

     (a) The Form S-4, and any amendments or supplements thereto, at (i) the time the Form S-4 (or any amendment thereof or supplement thereto) is first filed with the SEC, and (ii) the time the Form S-4 is declared effective under the Securities Act, will (except with respect to information about the Company) comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

     (b) The Form S-4 and any amendments or supplements thereto, do not, and will not, at (i) the time the Form S-4 (or any amendment thereof or supplement thereto) is first filed with the SEC, and (ii) the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company or its Subsidiaries supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 or in the Proxy Statement, which will be included in the Form S-4 as a prospectus.

Section 5.9 Absence of Certain Changes or Events. Since December 31, 2005, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, and since such date:

     (a) there has not been any Parent Material Adverse Effect or an event or development that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

     (b) to Parent's knowledge, there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of the Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of existing Repurchase Rights; and

     (c) there has not been any split, combination or reclassification of any of the Parent's capital stock.

Section 5.10 Employee Benefit Plans.

     (a) Prior to the date of this Agreement, Parent has Made Available to the Company a true, correct and complete copy of, with respect to Parent, any Parent Subsidiary and any ERISA Affiliate, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, stock-based compensation, supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs and arrangements, and (iv) other fringe and employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees under which any of Parent or any Parent Subsidiary or ERISA Affiliate could reasonably be expected to have any liability (all of the foregoing described in clauses (i) through (iv), collectively, the "Parent Benefit Plans"), and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or Contracts, including policies relating to fiduciary liability insurance, bonds required by ERISA, amendments to the Parent Benefit Plans, employee booklets, summary plan descriptions, and summaries of material modifications and any material employee communications of Parent relating to changes to the Parent Benefit Plans) and has, with respect to each Parent Benefit Plan that is subject to ERISA reporting requirements, Made Available to the Company true, correct and complete copies of the Form 5500 reports filed (including all audits, financial statements, schedules and attachments thereto), and any applicable non-discrimination tests conducted, for the last three (3) plan years. Each Parent Benefit Plan can be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms, without liability to Parent or its Subsidiaries. Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained from the IRS a current favorable determination letter as to its qualified status under the Code. Parent has also Made Available to the Company a true, correct and complete copy of the most recent such IRS determination letter, with respect to each such the Parent Benefit Plan, and nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the Tax-qualified status of any Parent Benefit Plan subject to Section 401(a) of the Code. Parent has also Made Available to the Company all registration statements and prospectuses and investment policy statements prepared in connection with each Parent Benefit Plan. All individuals who, pursuant to the terms of any Parent Benefit Plan, are entitled to participate in any Parent Benefit Plan, are currently participating in such Parent Benefit Plan or have been offered an opportunity to do so and have declined in writing. Except as otherwise disclosed on Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary nor any ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

     (b) None of the Parent Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or applicable state law. There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Parent Benefit Plan that is not exempt under Section 408 of ERISA. Each Parent Benefit Plan has been administered in accordance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Parent, each Parent Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Benefit Plans. Neither Parent nor any Parent Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Benefit Plans. All contributions required to be made by Parent, any Parent Subsidiary or any ERISA Affiliate to any Parent Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Parent Balance Sheet Date as a result of the operations of Parent and the Parent Subsidiaries after the Parent Balance Sheet Date). In addition, with respect to each Parent Benefit Plan intended to include a Code Section 401(k) arrangement, Parent and each Parent Subsidiary and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Parent Benefit Plan is subject to, and neither Parent nor any Parent Subsidiary or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation). No Parent Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the

Code. With respect to each Parent Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought or is threatened, against Parent or any Parent Subsidiary or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

     (c) Neither Parent nor any Parent Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. There has been no termination or partial termination of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code.

     (d) Except as otherwise disclosed on Section 5.10(d) of the Parent Disclosure Schedule, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by Parent or any Parent Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code,
(iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Parent or any Parent Subsidiary to any Person.

     (e) Except as otherwise disclosed on Section 5.10(e) of the Parent Disclosure Schedule, neither Parent, any ERISA Affiliate or any Parent Subsidiary has granted, or is a party to any contract that grants, any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and neither Parent, any Parent Subsidiary or any ERISA Affiliate has any liability or obligation to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code. Neither Parent, any Parent Subsidiary or any ERISA Affiliate sponsors, maintains or administers any Parent Benefit Plan that would be deemed a deferred compensation plan within the meaning of Section 409A of the Code.

     (f) Each of Parent and each Parent Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act. Parent and each Parent Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law. Neither Parent nor any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Parent has Made Available to the Company a description of all pending controversies between Parent or any Parent Subsidiary and any of their respective employees, with respect to which the Parent or any Parent Subsidiary has received notice from a Governmental Entity regarding an action, suit, proceeding, claim, arbitration or investigation.

     (g) Neither Parent nor any of the Parent Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Parent has established a reserve for such amount on the Parent Balance Sheet in accordance with GAAP and (ii) pursuant to Contracts entered into after the Parent Balance Sheet Date. Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary has any duty to bargain with any labor organization.

     (h) To the knowledge of Parent, no employee of Parent or any Parent Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or any Parent Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Parent or any Parent Subsidiary or to the use of trade secrets or proprietary information of others. No officer (at the level of vice president or above) or director of operations of Parent or any Parent Subsidiary has given notice of termination or resignation to Parent or any Parent Subsidiary, nor does Parent otherwise have knowledge that any such officer or director of operations intends to terminate his or her service with Parent or any Parent Subsidiary. Except as set forth in Section 5.10(h) of the Company Disclosure Schedule, the employment of each of the employees of Parent or any Parent Subsidiary is on an "at will" basis, and Parent and each Parent Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees (other than as provided under applicable Law).

Section 5.11 Contracts.

     (a) Parent has Made Available to the Company, true, correct and complete copies of each Contract in effect or otherwise binding on Parent or any Parent Subsidiary or any of their respective properties or assets that are material to the operation, or outside the ordinary course, of Parent's and each of the Parent Subsidiaries' businesses or which involve consideration or other obligations in excess of $100,000 annually (collectively, the "Parent Material Contracts").

     (b) Each Parent Material Contract is (i) valid, binding and enforceable upon Parent or the Parent Subsidiary that is a party thereto, and, to Parent's knowledge, each other party thereto, and is, and (ii) following consummation of the transactions contemplated by the Agreement shall remain, in full force and effect, except in the case of clauses (i) and (ii) would not be material to Parent and the Parent Subsidiaries, taken as a whole. There are no defaults or breaches under any Material Contract by Parent or any Parent Subsidiary, or, to Parent's knowledge, any other party thereto, except for such defaults or breaches as would not be material to Parent and the Parent Subsidiaries, taken as a whole. As of the date hereof, none of Parent or any Parent Subsidiary has knowledge of, or has received notice of, any actual or alleged violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract. All Parent Material Contracts are in written form.

Section 5.12 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any Parent Subsidiary or, to Parent's knowledge, for which Parent or any Parent Subsidiary is obligated to indemnify a third party. Neither Parent nor any Parent Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated herein or has had or would have a Parent Material Adverse Effect. There has not been since December 31, 2001, nor are there currently, any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, violation of Parent policy or other misfeasance or malfeasance issues that would have a Parent Material Adverse Effect, and all records relating to such internal investigations have been Made Available to the Company. Neither Parent nor any Parent Subsidiary has any material action, suit, proceeding, claim, mediation or arbitration pending against any other Person.

Section 5.13 Environmental Matters.

     (a) Parent and each Parent Subsidiary are in material compliance with all Environmental Laws.

     (b) There are no existing claims or to the knowledge of Parent, any reasonable basis for claims under any Environmental Laws against Parent, any Parent Subsidiary or, to the knowledge of Parent, any Person for which Parent has financial responsibility.

     (c) To the knowledge of Parent, there have been no Releases of any Hazardous Materials at any Facility currently leased or operated by Parent or any Parent Subsidiary or at any Facility leased or operated by Parent or any Parent Subsidiary, during Parent's or Parent Subsidiary's term of lease or operation, in such quantities that could give rise to obligations or liabilities under any Environmental Laws that would have a Parent Material Adverse Effect.

     (d) To the knowledge of Parent, neither Parent nor any Parent Subsidiary manufactures or distributes any product in the State of California that requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986.

     (e) Neither Parent nor any Parent Subsidiary is a party, whether as a direct signatory or as successor, assign or third party beneficiary, to any Contract (excluding insurance policies, leases and Parent's credit facility) under which Parent or any Parent Subsidiary is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant, release, waiver or restriction concerning Environmental Laws or Hazardous Materials.

     (f) There are no consent decrees, consent orders, judgments or judicial or administrative orders under Environmental Laws entered into by any Governmental Entity and Parent or any Parent Subsidiary or to the knowledge of Parent any Person for which Parent has or may have financial responsibility, or judgments, judicial order or administrative orders under Environmental Laws issued by any Governmental Entity against Parent, any Parent Subsidiaries or to the knowledge of Parent any Person for which Parent has or may have financial responsibility.

Section 5.14 Intellectual Property.

Except as would not have a Parent Material Adverse Effect, Parent and each of the Parent Subsidiaries own or have a valid license to use all Intellectual Property (collectively, the "Parent Intellectual Property") necessary to carry on the business of Parent and the Parent Subsidiaries taken as a whole, as currently conducted and none of such Parent Intellectual Property is subject to material Encumbrances. Immediately following the Closing, the Parent Intellectual Property will continue in full force and effect and shall be transferable, alienable or licensable by Parent to the same extent as immediately prior to the Closing without any additional notices or payments of any kind to any third party. Neither Parent nor any Parent Subsidiary has received any written notice of the infringement of or challenge to the validity or enforceability of, and, to Parent's knowledge, there are no claims pending with respect to the rights of others to the use of, any Parent Intellectual Property that, in any such case as would have a Parent Material Adverse Effect.

To Parent's knowledge, there is no basis for any such claims. To Parent's knowledge, no other person is infringing any Parent Intellectual Property, except such infringement as would not have a Parent Material Adverse Effect. To Parent's knowledge, neither Parent nor any Parent Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the Intellectual Property of any other Person, except such violations and infringement as would not have a Parent Material Adverse Effect.

Section 5.15 Taxes.

All material Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and the Parent Subsidiaries have been filed in accordance with all applicable Laws; Parent and the Parent Subsidiaries have timely paid all taxes shown as due and payable on the Parent Returns that have been so filed, and as of the time of the filing, the Parent Returns correctly and completely reflected all material facts regarding the income, business, assets, operations, activities and the status of Parent and the Parent Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); the charges, accruals and reserves for taxes with respect to Parent and the Parent Subsidiaries reflected on the Parent Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim pending against or, to the knowledge of Parent, threatened or proposed with respect to Parent or any of the Parent Subsidiaries in respect of any material amount of tax; neither Parent nor any of the Parent Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which Parent was a common parent; neither Parent nor any Parent Subsidiary is a party to any Tax allocation or sharing agreement; neither Parent nor any Parent Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that remain outstanding; and to the knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under
Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under section 6011 of the Code and the regulations thereunder.

Section 5.16 Insurance. True and complete copies of all insurance policies and binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of Parent and the Parent Subsidiaries have been Made Available to the Company. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by Parent or any Parent Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Parent and each Parent Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Neither Parent nor any Parent Subsidiary has been notified of any threatened termination of, or material premium increase with respect to, any such policies or bonds. Parent maintains insurance coverage in such amounts and covering such risks, and with such deductibles, as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance).

Section 5.17 Brokers. Except for fees payable to Jefferies & Co., Inc. (the "Parent Financial Advisor"), neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.18 Properties.

     (a) Neither Parent nor any of the Parent Subsidiaries owns any real property interests as of the date hereof. Parent has Made Available to the Company true, correct and complete copies of all material real property and equipment leases (each a "Lease" and collectively, the "Leases") to which Parent or a Parent Subsidiary is a party as of the date hereof and each amendment thereto that is in effect as of the date hereof. All current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) by Parent or any Parent Subsidiary, or to Parent's knowledge, by any other party thereto that would give rise to a material claim against Parent or any Parent Subsidiary that would have a Parent Material Adverse Effect.

     (b) Each of Parent and the Parent Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances or as reflected in the Parent Financial Statements and except for Encumbrances for Taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The equipment of Parent and each Parent Subsidiary that are used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (v) to Parent's knowledge, free from any material defects or deficiencies, except in the case of clauses (i) through (v) above, would not have a Parent Material Adverse Effect.

Section 5.19 Interested Party Transactions. Except as disclosed in Parent's Annual Report on Form 10-K included in the Parent SEC Reports, since October 31, 2000, no event has occurred and no relationship exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

Section 5.20 Ownership of Merger Sub and Acquirer Management.

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) All of the outstanding capital stock of Merger Sub is owned directly by Acquirer Management, which is a wholly owned Subsidiary of Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub or Acquirer Management is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or Acquirer Management or obligating Merger Sub or Acquirer Management to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub or Acquirer Management, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub or Acquirer Management to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub or Acquirer Management.

     (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and, prior to the Effective Time, will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.21 Ownership of Company Shares. Neither Parent nor any of its Affiliates is now nor has been in the three years prior to the date hereof an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

Section 5.22 Financing. As of the date of this Agreement, the Commitment Letter is in full force and effect. Assuming the financing contemplated by the Commitment Letter closes on or before the Closing Date in accordance with the terms and conditions of the Commitment Letter, and assuming the condition set forth in Section 7.2(l) has been met, Parent will have sufficient cash at Closing to pay all of the aggregate Cash Consideration.

                                    ARTICLE 6
                                    COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time, and the date of termination of this Agreement, except as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing or as required by Law, the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers, distributors, business partners and other Persons with which the Company or any Company Subsidiary has business relations, (iii) have in effect and maintain in all material respects at all times insurance substantially of the kinds and in the amounts as is in effect as of the date of this Agreement, and (iv) keep substantially in working condition and good order and repair all of its material assets and other material properties, normal wear and tear excepted. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time (except as set forth in clause (q) below), directly or indirectly, do, or agree to do, any of the following without Parent's prior written consent:

     (a) acquire by merging or consolidating with or by purchasing a substantial Equity Interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into any agreement providing for any merger, acquisition, divestiture or similar transaction with a value or purchase price in excess of $100,000 (provided that prior written notice shall be given to Parent for all other such acquisitions);

     (b) sell, lease, license or otherwise dispose of any of its properties or assets, other than (i) non-exclusive licenses to customers and end-users in the ordinary course of business consistent with past practice, (ii) dispositions of equipment that is no longer used or useful and (iii) sales of assets in the ordinary course of business consistent with past practices;

     (c) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

     (d) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (other than dividends from any wholly owned Company Subsidiary to its parent), or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

     (e) split, combine or reclassify any outstanding shares of its capital stock;

     (f) issue, sell, authorize, or agree to the issuance or sale of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, any Equity Interests of the Company or any Company Subsidiary, except for the Company Common Shares issuable upon exercise of Company Options outstanding on the date hereof;

     (g) grant, amend or change the terms of any Company Options or Restricted Stock Units, or accelerate or change the period of exercisability or vesting of any Company Options or Restricted Stock Units or authorize cash payments in exchange for any Company Options or Restricted Stock Units, except that the Company may grant Company Options to purchase up to an aggregate of 100,000 Company Common Shares in the ordinary course of business, consistent with past practices, to newly hired employees, provided that no one person may be granted Company Options to purchase more than 20,000 Company Common Shares pursuant to this clause;

     (h) (i) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee (solely with respect to employees, other than in the ordinary course of business consistent with past practices) of the Company or any Company Subsidiary, (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or employee (solely with respect to employees, other than in the ordinary course of business consistent with past practices) of the Company or any Company Subsidiary, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements,
(iv) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees (solely with respect to employees, other than in the ordinary course of business consistent with past practices) of the Company or any Company Subsidiary, (v) adopt or establish any new Company Benefit Plan or amend any existing Company Benefit Plan except as required by Law or to comply with Section 409A of the Code, (vi) pay any benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (vii) take any action that would result in its incurring any obligation for any payments or benefits described in clauses (i), (ii) or (iii) except to the extent required in a written contract or agreement in existence as of the date of this Agreement and set forth in the Company Disclosure Schedule;

     (i) hire any Person as an executive officer of the Company or, except in the ordinary course of business consistent with past practices, enter into, amend or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than offer letters to new employees using the Company's standard, unmodified form of offer letter which provides for at-will employment and which does not provide for severance, acceleration or post-termination benefits other than those generally available to employees of the Company or a Company Subsidiary), or enter into any collective bargaining agreement (unless required by applicable Law);

     (j) (i) make any material Tax election except in the ordinary course of business and consistent with past practices; (ii) change in any material respect any accounting method in respect of Taxes; and (iii) settle any material Tax claim, action or proceeding, except (A) settlements in the ordinary course of business consistent with past practices, or (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

     (k) commence any legal proceeding, or settle, compromise or otherwise resolve any litigation or other legal proceedings, unless compelled by final non-appealable court order or other binding order of a Governmental Entity, involving a payment of more than $100,000 in any one case by or to the Company or any of the Company Subsidiaries;

     (l) except for letters of credit relating to insurance programs up to $1 million in excess of letters of credit relating to insurance programs currently existing, incur any Indebtedness in excess of $100,000, or modify the terms of any existing Indebtedness of the Company or any Company Subsidiary;

     (m) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or, subject to clause (r) below, make any loans, advances, investments in or capital contributions, except
(i) to or for the benefit of the Company Subsidiaries or the Company Subsidiaries' joint venture partners or (ii) for those not in excess of $100,000 in the aggregate;

     (n) except pursuant to the terms of any existing Indebtedness of the Company or any Company Subsidiary, create or assume any Encumbrance on any material asset;

     (o) pay or discharge any claims or liabilities other than the payment in the ordinary course of business consistent with past practices of claims or liabilities that were reflected on the Company Balance Sheet or that were incurred after the date of the Company Balance Sheet in the ordinary course of business;

     (p) write off any accounts or notes receivable in excess of $100,000 in the aggregate except for the write off of patient accounts;

     (q) make or commit to make capital expenditures in excess of $30,000,000 in the aggregate between January 1, 2006 and March 31, 2007; provided that all capital expenditures up to $30,000,000 between such dates shall be made in the ordinary course of business and in accordance with the Company's capital budget (a true and complete copy of which has been Made Available to Parent prior to the date hereof, and, with respect to the 2007 capital budget, a true and complete copy of which will be delivered to Parent prior to November 1, 2006);

     (r) make any loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Company Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

     (s) enter into any Contract or arrangement that limits or otherwise restricts the Company or any Company Subsidiary, or that would, after the Effective Time, limit or restrict Parent or any of the Parent Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or which provides exclusive rights or "most favored nation" rights of any kind or scope to any party;

     (t) other than with respect to any agreement with Parent, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party, upon notice of a material breach, or fail to enforce, to the fullest extent permitted by Law, the provisions of such agreement;

     (u) enter into or modify any Contract the effect of which would be to grant to a third party any actual or potential right or license of any Company Intellectual Property other than non-exclusive licenses in the ordinary course of business in connection with sales to customers;

     (v) amend, terminate or modify any Company Material Contract, or enter into any Contract that would have been a Company Material Contract if it were in effect on the date hereof, other than agreements with customers in the ordinary course of business consistent with past practices;

     (w) materially change the terms on which, or the manner in which, it extends warranties or indemnification rights to customers in a manner that is adverse to the Company or any Company Subsidiary;

     (x) knowingly take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of Company Common Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation, including adoption or implementation of a rights plan or other anti-takeover arrangement or device; or

     (y) take or agree to take any of the actions described in subsections (a) through (x) of this Section 6.1.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or otherwise direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 6.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, except as specifically permitted by any other provision of this Agreement or as required by Law, Parent will, and will cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice and in accordance with its contractual obligations, including its senior credit facility (a copy of which has been filed with the Parent SEC Reports) , except to the extent that failure to do so would not have a Parent Material Adverse Effect. Parent shall not, between the date of this Agreement and the Effective Time, without the prior consent of the Company (which consent shall not be unreasonably withheld) amend in a manner that is adverse to Parent, Parent's senior credit facility.

Section 6.3 Takeover Statutes. Except as specifically permitted by any other provision of this Agreement, the Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms provided for in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 6.4 Form S-4 and Proxy Statement; Stockholders Meetings.

     (a) Form S-4 and Proxy Statement. As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement/prospectus (the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders, and Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable Blue Sky Laws in connection with the issuance of Parent Common Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Law, in the disseminating the information contained in such amendment or supplement to the stockholders of each of the Company and Parent.

     (b) Company Stockholders Meetings. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with applicable Law, the Company Certificate of Incorporation and Company Bylaws for the purpose of obtaining the Company Stockholders Approval.

     (c) Parent Stockholders Meetings. The Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with applicable Law, the Parent Certificate of Incorporation and Parent Bylaws for the purpose of obtaining the Parent Stockholders Approval. At the Parent Stockholders Meeting, stockholders of Parent will also be asked to approve (i) the election of directors of Parent, (ii) an amendment to the Parent Certificate of Incorporation in order to effect (A) a change in Parent's name to Radnet, Inc.,
(B) a proposal to preserve Parent's unrestricted use of its net operating loss carry-forwards during the time that Parent has net operating loss carry-forwards outstanding and prevent an ownership change from occurring under Section 382 of the Code, by placing a limitation on the acquisition of (y) an amount of additional Parent Common Shares by any individual or public group (as defined in the Treasury regulations promulgated under Section 382) which owns less than 5 percent of Parent Common Shares that will increase the percentage of Parent Common Shares owned by such individual or public group to 5 percent or more of Parent Common Shares, and (z) any amount of Parent Common Shares by a 5-percent shareholder (as defined in the Treasury regulations promulgated under Section
382) of Parent Common Shares, and (C) an increase in the number of Parent Common Shares authorized by the Parent Certificate of Incorporation, (iii) at the option of Parent, a new stock or equity incentive plan, (iv) at the option of Parent, the redomestication of Parent in the State of Delaware or other state selected by Parent, (v) at the option of Parent, a change to its fiscal year end, and (vi) such other matters as Parent deems appropriate for approval of its stockholders.

Section 6.5 Board Recommendation.

     (a) In connection with the Company Stockholders Meeting, the Company will
(i) subject to applicable Laws, use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the Company Stockholders Approval and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders Meeting.

     (b) Subject to Section 6.5(a) and Section 6.7(d), and subject to the fiduciary duties of the Company Board (including the fiduciary duty of disclosure), (i) the Company Board shall unanimously recommend that the Company's stockholders vote in favor of the adoption of this Agreement, (ii) the Proxy Statement shall be in material compliance with the requirements of Section 6.4, and shall include a statement to the effect that the Company Board has unanimously recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting, and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

     (c) In connection with the Parent Stockholders Meeting, the Parent will (i) subject to applicable Laws, use its reasonable best efforts (including postponing or adjourning the Parent Stockholders Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Company, such consent not to be unreasonably withheld) to obtain the Parent Stockholders Approval and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders Meeting.

     (d) Subject to Section 6.5(c) and to the fiduciary duties of the Parent Board, (i) the Parent Board shall unanimously recommend that Parent's stockholders vote in favor of the adoption of this Agreement, and (ii) the Proxy Statement shall be in material compliance with the requirements of Section 6.4, and shall include a statement to the effect that the Parent Board has unanimously recommended that Parent's stockholders vote in favor of the adoption of this Agreement at the Parent Stockholders Meeting.

Section 6.6 Access to Information; Confidentiality.

     (a) From the date of this Agreement to the Effective Time (or earlier termination of this Agreement), to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees or authorized agents to (i) provide to Parent and Parent's Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets (tangible and intangible, including Intellectual Property), liabilities, Tax Returns, Tax elections and all other workpapers relating to Taxes, personnel, internal financial statements and other aspects of the Company and the Company Subsidiaries as Parent or Parent's Representatives may reasonably request. The Company shall be entitled to have a Representative present at any inspection. No investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement. Subject to compliance with applicable Laws, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Parent to meet with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and each Company Subsidiary and the general status of the ongoing operations of the Company and each Company Subsidiary. Parent agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section
6.6 in accordance with the Confidentiality Agreement, dated as of May 5, 2006 between the Company and Parent, as amended from time to time (the "Confidentiality Agreement"). As soon as practicable after delivering or making available any nonpublic information to any Person in connection with a Superior Offer, the Company shall deliver such nonpublic information to Parent (to the extent such information has not already been delivered to Parent).

     (b) From the date of this Agreement to the Effective Time (or earlier termination of this Agreement), to the extent permitted by applicable Law, Parent shall, and shall cause each Parent Subsidiary and each of their respective directors, officers, employees or authorized agents to (i) provide to Company and Company's Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of Parent and the Parent Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets (tangible and intangible, including Intellectual Property), liabilities, Tax Returns, Tax elections and all other workpapers relating to Taxes, personnel, internal financial statements and other aspects of Parent and the Parent Subsidiaries as Company or Company's Representatives may reasonably request. Parent shall be entitled to have a Representative present at any inspection. No investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement. Subject to compliance with applicable Laws, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Parent shall confer from time to time as requested by Company to meet with one or more representatives of Company to discuss any material changes or developments in the operational matters of Parent and each Parent Subsidiary and the general status of the ongoing operations of Parent and each Parent Subsidiary. The Company agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section 6.6 in accordance with the Confidentiality Agreement.

Section 6.7 No Solicitation of Transactions.

     (a) No Solicitation Generally. Except as specifically permitted by Sections 6.7(c) and 6.7(d), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 8, the Company will not, and will cause the Company Subsidiaries not to, and will use its reasonable best efforts to ensure that its Representatives do not, directly or indirectly,

(i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written or oral notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, exclusivity agreement, term sheet or any other contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any stockholders of the Company, (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the approval of the Company Board of this Agreement and/or any of the transactions contemplated hereby, or
(vii) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Parent, any determination or recommendation referred to in Section 6.5. The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the date of this Agreement. The Company shall not, and shall not permit any Company Subsidiary to, waive any rights under any standstill, confidentiality or similar contracts entered into by such Person. If any Representative of the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this
Section 6.7 to use its reasonable best efforts to ensure that its Representatives do not take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.7.

     (b) Notice. The Company, as promptly as practicable (but in no event more than twenty-four (24) hours after receipt), shall advise Parent orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of clause (i)-(iv) above, (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person or group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company will (x) keep Parent informed, as promptly as practicable, of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (y) provide to Parent, as promptly as practicable, a copy of all written materials and other information provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall provide Parent with at least five
(5) Business Days prior notice (or such lesser prior notice as provided to the members of the Company Board but in no event less than twenty-four (24) hours) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

     (c) Superior Offers. In the event that any Person submits to the Company (and does not withdraw) an Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or is reasonably likely to become, a Superior Offer, then notwithstanding Section 6.7(a), the Company may, so long as the Company Stockholders Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition

Proposal, and (ii) deliver or make available to such Person non-public information regarding the Company and the Company Subsidiaries; provided, that:
(A) in each case, neither the Company, any Company Subsidiary nor any Representative of the Company shall have violated any of the restrictions set forth in this Section 6.7; (B) in each case, the Company Board first shall have concluded in good faith, after consultation with its outside legal counsel, that such action is reasonably required in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable Laws;
(C) in each case the Company first shall have provided Parent with two Business Days' written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to take actions in response to such Superior Offer, specifying the actions it intends to take; (D) in the case of clause (ii), the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, it being understood that such confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement; and (E) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such non-public information to Parent (to the extent such non-public information has not been previously delivered by the Company to Parent and, to the extent previously delivered, the Company delivers to Parent a complete list identifying all such non-public information delivered to such Person).

     (d) Changes of Recommendation. Nothing in this Agreement shall prevent the Company Board from (i) withholding, withdrawing, amending or modifying the Company Board Recommendation or (ii) terminating this Agreement pursuant to
Section 8.1(i) simultaneously with the payment of the Termination Fee if (A) the Company Stockholders Approval has not yet been obtained, (B) the Company shall not have violated any of the restrictions set forth in Section 6.5 or this
Section 6.7, (C) a Superior Offer is made to the Company and is not withdrawn,
(D) the Company shall have promptly provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer and that it intends (or may intend) to change the Company Board Recommendation or terminate the agreement pursuant to Section 8.1(i) and the manner and timing in which it intends (or may intend) to do so, (E) Parent shall not have, within five (5) Business Days after receipt by Parent of the Notice of Superior Offer, made an offer that the Company Board determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that (1) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (2) that the Company Board will not withhold, withdraw, amend or modify the Company Board Recommendation or terminate the agreement pursuant to Section 8.1(i) for five (5) Business Days after receipt by Parent of the Notice of Superior Offer, and (3) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Parent and a new five (5) Business Day period under this clause (E), and (F) the Company Board concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer and any offer made by Parent pursuant to Section 6.7(d)(E), the Company Board is required under applicable Law to withhold, withdraw, amend or modify the Company Board Recommendation to comply with its fiduciary obligations to the Company's stockholders under applicable Law.) For purposes of clarification, compliance with the provisions of this Section 6.7(d) for changing the Company Board Recommendation shall not be deemed an Effect that would materially impede or delay the Company's ability to consummate the transactions contemplated by this Agreement within the meaning of "Material Adverse Effect".

     (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or taking any action by an order or decree of any

Governmental Entity; provided, however, that neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify the Company Board Recommendation unless specifically permitted to do so pursuant to Section 6.7(d) or otherwise as required by the fiduciary duties of the Company Board (including the fiduciary duty of disclosure).

Section 6.8 Appropriate Action; Consents; Filings.

     (a) Promptly after the execution of this Agreement, each of Parent and the Company shall apply for or otherwise seek, and shall use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, (i) as soon as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement, make any initial filings required under the HSR Act and (ii) any other additional filings required by any other applicable Antitrust Laws. The parties hereto shall consult and cooperate with one another, afford one another (or one another's counsel) an opportunity to review in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or the Company Subsidiaries to restrict or prohibit access to any such properties or information. Unless otherwise agreed, to the extent reasonably practical and permitted by applicable Law, no party shall have any material discussions or communications with any Governmental Entity with respect to the Transactions contemplated by this Agreement without, where practical, consulting with a Representative of the other party.

     (b) Each party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

     (c) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation 139/2004 of the European Community and any other federal, state or foreign or supranational statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or the receipt of approval decisions under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by Law, and (iii) substantially complying with any "second request" for information pursuant to the Antitrust Laws.

     (d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that (i) Parent and the Company shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.

     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate the Agreement pursuant to Section 8.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 6.8.

Section 6.9 Certain Notices. Each of the Company and Parent will notify the other party in writing promptly after learning of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against the Company or Parent or with respect to any of their respective assets or properties (including Intellectual Property), (iv) any change, occurrence or event not in the ordinary course of the Company's or Parent's or any of their respective Subsidiary's business, of any change, occurrence or event that would be reasonably likely to have, individually or in the aggregate with any other changes, occurrences and events, a Material Adverse Effect or a Parent Material Adverse Effect or that is reasonably likely to cause any of the conditions to closing set forth in Article 7 not to be satisfied, or (v) any claim, or any verbal or written inquiry by any Tax Authority, regarding Taxes in excess of $5,000 payable by the Company or Parent. Each of Parent and the Company shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.10 Public Announcements. Parent and the Company have agreed to the text of the press release announcing the signing of this Agreement and the transactions contemplated hereby. Other than with respect to any announcement relating to any action specifically permitted to be taken by the Company pursuant to Section 6.7(d), Parent and the Company shall provide to each other any subsequent press releases related to this Agreement, the Merger and the transactions contemplated hereby and shall consult with each other before issuing or making any such release. Neither Parent nor the Company shall issue any such press release or make any such public statement without the prior written consent of the other party; provided that either party may, without obtaining the prior consent of the other party, issue such press release or make such public statements as such party determines in good faith, following consultation with legal counsel, are required by fiduciary duty, Law or (with respect to the Company) the rules and regulations of the AMEX, or (with respect to Parent) the rules and regulations of the OTCBB, if it has used reasonable efforts to consult with the other party. Each of Parent and the Company shall cause its employees, officers and directors to comply with this Section 6.10.

Section 6.11 Indemnification.

     (a) From and after the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers set forth on Section 6.11 of the Company Disclosure Schedule as of the Effective Time (the "Indemnified Parties") and any indemnification and advancement provisions under the Company Certificate of Incorporation or Company Bylaws as in effect on the date of this Agreement, in each case, subject to applicable Law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and advancement that are at least as favorable to the Indemnified Parties as those contained in the Company Certificate of Incorporation and Company Bylaws as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

     (b) For six years after the Effective Time, Parent shall cause to be maintained directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring prior to the Effective Time covering each individual who at the date of this Agreement was an Indemnified Party covered as of the date hereof or hereafter by the Company's D&O Insurance on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall Parent or Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.11.

     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.11.

     (d) This Section 6.11 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed with respect to any Indemnified Party after the Effective Time without the prior written consent of such Indemnified Party (provided that any amendment, alteration or repeal prior to the Effective Time shall be governed by Section 8.3).

Section 6.12 Employees.

     (a) From and after the Effective Time, Parent and the Merger Sub shall have the rights and obligations described in this Section 6.12 regarding the individuals who were employees of the Company immediately prior to the Effective Time and who continue employment with the Company or a Company Subsidiary or Parent following the Effective Time ("Continuing Employees"). With respect to any Continuing Employee (i) Parent and the Company shall confer and work together in good faith to determine appropriate employment terms, and (ii) the

Company shall, in good faith, cooperate with Parent and assist Parent with its efforts to enter into offer letters, assignment of invention agreements and related documents after the date of this Agreement and in any event prior to the Closing Date including each such individual who is on vacation, temporary layoff, leave of absence, sick leave or short- or long-term disability leave.

     (b) Within a reasonable period of time after the last Business Day of each month after the date of this Agreement and on or about the date that is five (5) Business Days prior to the expected date on which the Closing will occur, the Company shall, as and to the extent necessary, deliver to Parent a revised
Section 4.15(b) of the Company Disclosure Schedule, which sets forth each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Section 4.15(b) is delivered to Parent.

     (c) Parent, in the event it does not continue the employee welfare benefit plans sponsored and maintained by the Company, will take commercially reasonable efforts to cause Continuing Employees to be eligible for employee welfare benefits that are substantially similar to the benefits provided to similarly situated employees of Parent or its Subsidiaries. To the extent Parent elects to have Continuing Employees, and their eligible dependents where applicable, participate in Parent's employee benefit plans, programs or policies following the Closing Date, (i) Parent will allow such Continuing Employees, and their eligible dependents where applicable, to participate in such plans, programs and policies on terms substantially similar to those provided to similarly situated employees of Parent or its Subsidiaries, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such plans for years of service with Company (or any of its Subsidiaries) prior to the Closing Date (except, for the avoidance of doubt, such prior service credit shall not apply to any equity compensation plans, policies or arrangement of Parent or any of its Subsidiaries), provided such credit does not result in duplication of benefits, and (iii) Parent, to the extent required by applicable Law and as permitted by the terms of the applicable group health plans, will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived.

     (d) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the Severance and Retention Policy described in Section 6.12(d) of the Company Disclosure Schedule and Made Available to Parent.

Section 6.13 Termination of Benefit Plans..

     (a) Conditioned on the Closing, the Company shall terminate the Radiologix, Inc. 401(k) and Profit Sharing Plan (the "Single Employer 401(k) Plan"), effective no later than the day immediately preceding the Closing Date. The Company shall provide Parent with a copy of the Company's Board resolutions terminating the Single Employer 401(k) Plan prior to the Closing.

     (b) To the extent the Closing occurs during the 2006 calendar year, the Company shall terminate the Radiologix, Inc. Welfare Benefits Plan (the "Welfare Plan") no earlier than December 31, 2006. To the extent the Closing occurs after the 2006 calendar year, the Company shall terminate the Welfare Plan no later than the earlier of either 6 months after the Closing Date or the end of the calendar year in which the Closing occurs.

Section 6.14 Third Party Consents; Notices. The Company shall use reasonable best efforts, to the extent requested by Parent, to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described (or required to be listed or described) in Section 4.5 of the Company Disclosure Schedule, using a form reasonably acceptable to Parent. The Company shall give all notices and other information required to be given to the employees of the Company or any Company Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Company Subsidiary and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Laws in connection with the transactions contemplated by this Agreement.

Section 6.15 Leases; Consents. The Company shall obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals required under each Lease with respect to the Merger.

Section 6.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable
Law) to cause any disposition of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Reasonable Efforts; Cooperation . Subject to the limitations set forth in Section 6.8(d), each of the parties hereto agrees to use reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article 7 and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall keep the other party reasonably informed of, and cooperate with the other party in connection with, any stockholder litigation or claim against it or its directors and officers relating to the Merger or the other transactions contemplated by this Agreement, provided, however, that no settlement of any such litigation shall be agreed to without the other party's consent, and provided further that all obligations in this Section 6.17 shall be subject to obligations of each party under applicable Laws relating to attorney-client communication and privilege.

Section 6.18 Change of Control. At the Closing, (i) the individuals listed in
Schedule 6.18 of the Company Disclosure Schedule will be paid the amounts set forth beside their names in Schedule 6.18 in full and final settlement of the Company's obligations to them as a result of a Change of Control (as defined in their employment agreements) and (ii) their employment agreements shall automatically terminate and be cancelled effective as of the Closing Date; provided, however, that Sections 4.3 and 5.3 of Sami S. Abbasi's employment agreement shall continue in accordance with its terms and Section 5.3 of each of Michael N. Murdock's and Michael L. Silhol's employment agreements shall continue in accordance with their respective terms. The amount for each individual set forth in Section 6.18 of the Company Disclosure Schedule is in addition to the amount payable to him that is disclosed in Section 4.10(d) of the Company Disclosure Schedule, the amount to be received by him as a result of the exercise of stock options, and the Merger Consideration to be received by him with respect to Company Common Shares; provided, that for purposes of clarification, none of the Executive Officers shall be entitled to any of the severance or retention benefits described in Section 6.12(d) of the Company Disclosure Schedule. Parent shall, or shall cause its Subsidiaries to, continue to provide each such individual listed in Schedule 6.18 and not employed by Parent or any of its Subsidiaries after the Closing with up to $1,000 per month to cover the medical insurance benefits described in his employment agreement until the earlier of (A) two years after the Closing Date or (B) the date on which the individual obtains substantially equivalent benefits from another party.

Section 6.19 Parent Board Members. Promptly after the Closing Date, Parent shall use its reasonable best efforts to cause to be elected to Parent's board of directors up to three persons designated by the Company and reasonably acceptable to Parent, two of whom shall, no later than January 1, 2007, meet the independence requirements of the SEC and any applicable exchange on which Parent's Common Shares are then traded.

Section 6.20 Listing; De-Listing of Company Common Shares. As promptly as practical after the Closing Date, Parent shall use its reasonable commercial efforts to have the Parent Common Shares listed on the AMEX or any other national securities exchange. The Surviving Corporation shall cause the Company's shares to be de-listed from AMEX and de-registered under the Exchange Act following the Effective Time.

Section 6.21 Financing. Parent has Made Available to the Company a copy of the commitment letter from GE Commercial Finance Healthcare Financial Services dated June 27, 2006 with respect to a financing in the amount of $405 million (the "Commitment Letter"). Prior to the Closing, Parent shall use its reasonable commercial efforts to consummate the financing described in the Commitment Letter, and if the commitment is withdrawn or otherwise not funded prior to the Closing, Parent shall use its reasonable commercial efforts to arrange substitute financing on substantially similar terms.

Section 6.22 Affiliates. Prior to the date of the Company Stockholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of Parent, as of the time of the Company Stockholders Meeting referred to in Section 6.4, affiliates of the Company, within the meaning of Rule 145 under the Securities Act ("affiliates"). The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit E (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Shares by such affiliates received in the Merger and Parent may direct the Exchange Agent not to issue certificates representing Parent Common Shares received by any such affiliate until Parent has received from such Person an Affiliates Letter. Parent may issue certificates representing Parent Common Shares received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.22.

                                   ARTICLE 7
                               Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

     (a) Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

     (b) Parent Stockholders Approval. The Parent Stockholders Approval shall have been obtained.

     (c) OTCBB Listing. The Parent Common Shares issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the OTCBB.

     (d) No Order. No Governmental Entity shall have obtained, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award, finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger (a "Restraint").

     (e) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the (i) HSR Act and (ii) other Antitrust Laws required to consummate the Merger shall have expired or been terminated.

     (f) Form S-4. The Form S-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     (g) Court Proceedings. No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Entity is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement, or (ii) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4, and Section
4.5 shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not have a Material Adverse Effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

     (d) Consents and Approvals. The Company shall have obtained all permits, authorizations, consents and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Parent, and Parent and Merger Sub shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals, except for such permits, authorizations, consents and approvals the failure of which to obtain would not have a Material Adverse Effect.

     (e) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract (including any Material Contract) to which the Company or any of its Subsidiaries is a party, except for such consents or approvals, the failure of which to obtain would not have a Material Adverse Effect.

     (f) Consents Under Leases. The Company shall have obtained and delivered to Parent all consents, waivers and approvals required under each Lease for the assignment of each Lease, except for such consents, waivers or approvals, the failure of which to obtain would not have a Material Adverse Effect.

     (g) Officer's Certificate. The Company shall have delivered to Parent a certificate, signed by the Chief Executive Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section
7.2 have been satisfied.

     (h) Financing. Parent shall have consummated the financing described in the Commitment Letter on the terms and conditions set forth therein.

     (i) Company Dissenting Shares. The holders of not more than 10% of the total outstanding Company Common Shares immediately prior to the Effective Time that are entitled to appraisal of their shares under Section 262 of the DGCL shall have properly demanded, and not withdrawn, demands for appraisal of their shares of Company Common Stock that are eligible for appraisal under Section 262.

     (j) Parent Dissenting Shares. The holders of not more than 10% of the total outstanding Parent Common Shares shall have exercised, or shall retain the unexpired right to exercise, dissenters' rights (or similar rights of dissent), if any, in respect of the Merger available under applicable Law.

     (k) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

     (l) Cash At Closing. The Company shall have cash (not including restricted cash) on its balance sheet as of the Closing Date in an amount not less than $32.6 million.

     (m) Affiliates Letter. Parent shall have received an Affiliates Letter from each of the Company's directors and officers identified as an affiliate of the Company pursuant to Section 6.22.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.1, Section 5.3, Section 5.4, and
Section 5.5 shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification pursuant hereto shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not have, a Parent Material Adverse Effect.

     (b) Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where such failure to perform or comply has not had and would not have a Parent Material Adverse Effect.

     (c) Parent Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect.

     (d) Officer's Certificate. Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 7.3 have been satisfied.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Stockholders Approval and Parent Stockholders Approval has been obtained:

     (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

     (b) By either Parent or the Company if the Merger shall not have been consummated prior to April 30, 2007; provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) or by the Company (by written notice thereof to the Parent) up to and including May 31, 2007 in the event all conditions to effect the Merger other than one or more conditions set forth in Section 7.1(e) (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to May 31, 2007 (such earlier date, as it may be so extended, shall be referred to herein as the "Outside Date");

     (c) By either Parent or the Company if any Governmental Entity shall have issued a Restraint; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have satisfied its obligations under
Section 6.8;

     (d) By either Parent or the Company if the Company Stockholders Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company Stockholders Approval is caused by any action or failure to act of the Company that constitutes a breach of this Agreement; provided, further, that no termination by the Company pursuant to this Section 8.1(d) shall be effective unless concurrently therewith it fulfills its obligations under Section 8.2;

     (e) By either Parent or the Company if the Parent Stockholders Approval shall not have been obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholders Approval is caused by any action or failure to act of Parent that constitutes a breach of this Agreement;

     (f) By Parent if (at any time prior to obtaining the Company Stockholders Approval) (i) the Company Board or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent the Company Board Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal, (iv) the Company shall have entered into any letter of intent with respect to or other Contract for any Acquisition Proposal, (v) the Company shall have breached any of the provisions of Sections 6.5 or 6.7, or
(vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

     (g) By Parent, if there shall have been or have been disclosed any Effect that constitutes a Material Adverse Effect or if (i)(A) the Company shall have breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have become untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

     (h) By the Company, if there shall have been or have been disclosed any Effect that constitutes a Parent Material Adverse Effect or if (i)(A) either Parent, Acquirer Management or Merger Sub has breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of Parent, Acquirer Management or Merger Sub set forth in this Agreement shall have become untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and
(iii) such breach or misrepresentation would cause the conditions set forth in
Section 7.3(a) or Section 7.3(b) not to be satisfied; or

     (i) By the Company pursuant to and in accordance with Section 6.7(d); provided, that, in order for the termination of this Agreement pursuant to this
Section 8.1(i) to be deemed effective, the Company shall have complied with
Section 6.7(d) and concurrently therewith fulfilled its obligation under Section 8.2.

Section 8.2 Effect of Termination.

     (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers, directors or stockholders, except (i) with respect to Section 6.6 (Confidentiality),
Section 6.10 (Public Announcements), this Section 8.2 (Effect of Termination) and Article 9 (General Provisions) and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     (b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(d) (at a time when the condition described in Section 8.2(d)(iii)(A) exists), Section 8.1(f), clauses (i), (ii), and (iii) of
Section 8.1(g) or Section 8.1(i), then the Company shall pay Parent an amount equal to the sum of Expenses incurred by Parent in an amount not to exceed $1,000,000. Payment of Expenses incurred by Parent shall be made no later than two (2) Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all of Expenses incurred by Parent (which itemization may be supplemented and updated from time to time by Parent until the 90th day after Parent delivers such notice of demand for payment). All payments under this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to clauses (i), (ii), and (iii) of Section 8.1(h) then Parent shall pay the Company an amount equal to the sum of Expenses incurred by the Company in an amount not to exceed $1,000,000. Payment of Expenses incurred by the Company shall be made no later than two (2) Business Days after delivery to Parent of notice of demand for payment and a documented itemization setting forth in reasonable detail all of Expenses incurred by the Company (which itemization may be supplemented and updated from time to time by the Company until the 90th day after the Company delivers such notice of demand for payment). All payments under this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company. Payment of any amount described in this Section 8.2(c) shall be the sole and exclusive remedy of the Company for termination of this Agreement except in the event of willful and material breach of a material provision of this Agreement by Parent.

     (d) Company Termination Fee. In addition to any payment required by Section 8.2(b), the Company shall pay to Parent a termination fee of $3,000,000 (the "Termination Fee") in immediately available funds if this Agreement is terminated (i) by Parent pursuant to Section 8.1(f), (ii) by the Company pursuant to Section 8.1(d) if at such time Parent was entitled to terminate pursuant to Section 8.1(f), (iii) by either party pursuant to Section 8.1(d) (other than by the Company if at such time Parent was entitled to terminate pursuant to Section 8.1(f)) in the event that, (A) after the date of this Agreement and before the vote on this Agreement at the Company Stockholders Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced, and (B) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within twelve (12) months following the termination of this Agreement or (iv) by the Company pursuant to Section 8.1(i). For purposes of the directly preceding sentence, references to "5%" and "10%" in clauses (i) and (iii) of the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%". Payment of any amount described in Section 8.2(b) and this Section shall be the sole and exclusive remedy of Parent and Merger Sub for termination of this Agreement except in the event of willful and material breach of a material provision of this Agreement by the Company. Any payment required to be made pursuant to Section 8.2(d)(i) or 8.2(d)(ii) shall be made no later than two (2) Business Days after the date of termination. Any payment required to be made pursuant to Section 8.2(d)(iii) shall be made no later than two (2) Business Days after the earlier of the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal. All payments under this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay any amount due to the other party pursuant to this Section 8.2 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to make payment for all or any portion of the amounts set forth in this Section 8.2, the party failing to make payment shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in THE WALL STREET JOURNAL on the date such payment was required to be made plus 2%.

Section 8.3 Amendment. This Agreement may be amended by the parties hereto, whether before or after the Company Stockholders Approval has been obtained or at any time prior to the Effective Time; provided, however, that, after the Company Stockholders Approval and Parent Stockholders Approval have been obtained, no amendment may be made without further stockholder approval that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Fees and Expenses. Subject to Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the filing fee(s) for filings made pursuant to Antitrust Laws and one-half of the fees and expenses related to filings and meetings with the rating agencies.

                                    ARTICLE 9
                               General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or upon receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

     If to Parent or Merger Sub, addressed to it at:

                           Primedex Health Systems, Inc.
                           1510 Cotner Avenue
                           Los Angeles, CA 90025
                           Attn:  General Counsel
                           Telephone No. (310) 445-2842
                           Facsimile No. (310) 445-2980

     with a mandated copy to:

                           Sheppard Mullin Richter & Hampton, LLP
                           1901 Avenue of the Stars, Suite 1600
                           Los Angeles, CA 90067
                           Attn:  Linda G. Michaelson
                                  C. Thomas Hopkins Telephone No. (310)
                           228-3700 Facsimile No.: (310) 228-3701

     If to the Company, addressed to it at:

                           Radiologix, Inc.
                           3600 JP Morgan Chase Tower
                           2200 Ross Avenue
                           Dallas, TX  75201
                           Attn:  General Counsel
                           Telephone No.: (214) 303-2711
                           Facsimile No.: (214) 303-2849

     with a mandated copy to:

                           Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                           Dallas, TX  75202
                           Attn:  William R. Hays, III
                                  Tom D. Harris, Jr.
                           Telephone No.: (214) 651-5000
                           Facsimile No.: (214) 651-5940

Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Schedules, Company Disclosure Schedule, Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.6 Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the Company's consent.

Section 9.7 Parties in Interest.. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.11, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Mutual Drafting. Each party hereto has participated in the preparation and drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without reference to such state's principles of conflict of laws.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or Federal court of the United States of America, located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally
(i) agrees not to commence any such action or proceeding except in such courts,
(ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH

PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS,
(3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

Section 9.10 Disclosure. Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent that it would be readily apparent that such matter on its face would apply to a particular section of a party's Disclosure Schedule. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

Section 9.13 Interpretation.

     (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Where a reference is made to a Law, such reference is to such Law as amended.

     (b) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "provided to," "furnished to," and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Acquirer Management, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              PRIMEDEX HEALTH SYSTEMS, INC.


                              By:  /s/ Howard G. Berger, M.D.
                                   --------------------------------
                                   Name:  Howard G. Berger, M.D.
                                   Title:  President


                              RADNET MANAGEMENT, INC.


                              By:  /s/ Howard G. Berger, M.D.
                                   --------------------------------
                                   Name:  Howard G. Berger, M.D.
                                   Title:  President


                              PR ACQUISITION CORPORATION


                              By:  /s/ Howard G. Berger, M.D.
                                   --------------------------------
                                   Name:  Howard G. Berger, M.D.
                                   Title:  President


                              RADIOLOGIX, INC.


                              By:  /s/ Sami S. Abbasi
                                   --------------------------------
                                   Name:  Sami S. Abbasi
                                   Title:  Chief Executive Officer and President



                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                       EXHIBIT A

                                VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is made as of July 6, 2006, by and between Primedex Health Systems, Inc., a New York corporation ("Primedex"), and Contrarian Equity Fund, L.P. (the "Stockholder"). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (defined below).

     WHEREAS, Radiologix, Inc., a Delaware corporation ("Radiologix"), Primedex, Radnet Management, Inc. and PR Acquisition Corporation have entered into an Agreement and Plan of Merger, dated and in effect as of the date hereof (as the same may be amended or supplemented for ministerial changes or corrections, the "Merger Agreement"), providing for the merger (the "Merger") of an indirect subsidiary of Primedex with and into Radiologix, with Radiologix surviving the Merger and becoming a wholly-owned indirect subsidiary of Primedex upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.0001 per share ("Radiologix Common Stock"), of Radiologix set forth opposite its name on Schedule A attached hereto (such shares of Radiologix Common Stock, referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Primedex has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, vote in favor of adopting and approving the Merger Agreement and the Merger in accordance with the terms hereof and thereof.

     NOW, THEREFORE, to induce Primedex to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Proxy. Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to Primedex a duly executed proxy in the form attached to this Voting Agreement as Schedule B, which proxy is coupled with an interest and shall be irrevocable to the fullest extent permitted by law, with respect to the Subject Shares referred to therein (the "Proxy").

     2. Restrictions on Shares.

          (a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Subject Shares, or make any offer or enter into any agreement providing for any of the foregoing, at any time from the date of this Agreement and prior to the date of the Radiologix stockholders meeting at which Stockholder has voted the Subject Shares in accordance with the terms of this Agreement.

          (b) At any time from the date of this Agreement and prior to the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement or, preventing or delaying the consummation of any of the transactions contemplated hereby.

     3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Primedex as follows:

          (a) Authority; No Conflict. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to the Stockholder or to any of the Stockholder's property or assets.

          (b) The Subject Shares. The Stockholder is the sole beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any Encumbrances whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of Radiologix other than the Subject Shares set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares. The Subject Shares are and will be at all times through the Expiration Date free and clear of any Encumbrances of any nature that would adversely affect the Merger or the fulfillment of the rights and obligations of the parties to this Agreement.

     4. Representations and Warranties of Primedex. Primedex hereby represents and warrants to the Stockholder that Primedex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Primedex and constitutes a valid and binding obligation of Primedex enforceable against Primedex in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the Certificate of Incorporation, as amended, or Bylaws of Primedex or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Primedex or any of Primedex's property or assets.

     5. Covenants of Stockholder. The Stockholder agrees as follows:

          (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Radiologix called upon to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares:

               (i) in favor of the Merger, the approval and adoption of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement and any action required in furtherance thereof; and

               (ii) against (A) any Acquisition Proposal or any merger agreement or merger (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantially all of Radiologix's assets, sale or issuance of securities of Radiologix or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Radiologix or its subsidiaries and (B) as directed by Primedex, any amendment of Radiologix's Certificate of Incorporation or Bylaws or other proposal or transaction involving Radiologix or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Radiologix under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b) The Stockholder shall not directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party. Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger

Agreement, Radiologix' Board of Directors' actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder's right to receive the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder's sole and exclusive right against Radiologix and/or Primedex in respect of Stockholder's ownership of the Subject Shares or status as a Stockholder of Radiologix or any agreement or instrument with Radiologix pertaining to the Subject Shares or Stockholder's status as a Stockholder of Radiologix.

     7. Certain Events. The Stockholder agrees that, to the fullest extent permitted by law, this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Radiologix affecting Radiologix Common Stock, or the acquisition of additional shares of Radiologix Common Stock or other voting securities of Radiologix by the Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares listed in Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Radiologix Common Stock or other voting securities of Radiologix issued to or acquired or disposed of by the Stockholder, and such shares shall be treated as "Subject Shares" for all purposes of this Agreement.

     8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, without the prior written consent of Primedex nor by Primedex, on the other hand, without the prior written consent of the Stockholder, except that Primedex may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Primedex. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of (i) the Effective Time, (ii) November 30, 2006 and (iii) the valid termination of the Merger Agreement in accordance with its terms (the "Expiration Date").

     10. Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

     11. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Primedex in accordance with Section 9.2 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

          (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (including, without limitation, the Proxy) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (g) Delivery to Radiologix. Stockholder hereby authorizes Primedex to deliver a copy of this Agreement to Radiologix and hereby agrees that each of Primedex and Radiologix may rely upon such delivery as conclusively evidencing the waivers of Stockholder set forth herein.

     12. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Stockholder waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

     13. Public Announcements. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Primedex. Stockholder acknowledges that Radiologix and Primedex intend to publicly disclose the Merger and this Agreement upon execution by Primedex and Radiologix of the Merger Agreement; provided, however, that Stockholder shall be entitled to review and reasonably approve any use of its name in any press release issued by Primedex or Radiologix in connection with the transaction.

     14. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provision that will achieve, to the fullest extent possible, the original intent of the parties.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above.

                           PRIMEDEX HEALTH SYSTEMS, INC.


                           By:___________________________
                               Howard Berger, M.D.
                               Chairman and Chief Executive Officer


                           CONTRARIAN EQUITY FUND, L.P.

                           BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C.,
                               ITS GENERAL PARTNER


                               By:_________________________
                                      Jason Mudrick

                                   SCHEDULE A

                           Schedule of Share Ownership


              Name                                           Shares

Contrarian Equity Fund, L.P..................   3,699,098 shares of common stock
411 West Putnam Avenue
Greenwich, CT 06830

                                   SCHEDULE B

                            FORM OF IRREVOCABLE PROXY

     The undersigned stockholder of Radiologix, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes the members of the Board of Directors of Primedex Health Systems, Inc., a New York corporation ("Primedex"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to
(i) all outstanding shares of capital stock of the Company owned beneficially by the undersigned as of the date of this proxy, which shares are specified on Schedule A to the Voting Agreement (as hereinafter defined), and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof and which are Subject Shares (as defined in the Voting Agreement). (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares, nor will the undersigned enter into any agreement or understanding with any Person (as defined in the Merger Agreement (defined below)) to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

     Until the Expiration Date, this proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted as required by the Voting Agreement, dated as of the date hereof, between Primedex and the undersigned (the "Voting Agreement"), and is granted in consideration of Primedex entering into the Agreement and Plan of Merger, dated as of the date hereof, among Primedex, Radnet Management, Inc., PR Acquisition Corporation and the Company as the same may be amended or supplemented (the "Merger Agreement").

     The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of (i) the valid termination of the Merger Agreement, (ii) November 30, 2006 and (iii) the Effective Time (as defined in the Merger Agreement) (the "Expiration Date") at every meeting of the stockholders of the Company, however called, and in connection with any solicitation of written consents from stockholders of the
Company:

          (a) in favor of the Merger (as defined in the Merger Agreement), the approval and adoption of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement and any action required in furtherance thereof; and

          (b) against (A) any Acquisition Proposal (as defined in the Merger Agreement) or any merger agreement or merger (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantially all of the Company's assets, sale or issuance of securities of the Company or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or its subsidiaries and (B) as directed by Primedex, any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

     This proxy shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors.

     If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then
(a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and
(c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.


Dated: July 6, 2006
                            By: __________________________
                                 Jason Mudrick
                                 Contrarian Equity Fund, L.P.

                            NUMBER OF SHARES OF COMMON STOCK OF
                            THE COMPANY OWNED OF RECORD AS OF THE
                            DATE OF THIS PROXY:

                               3,699,098

                                                                       EXHIBIT B

                                     FORM OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                RADIOLOGIX, INC.

(Originally incorporated on April 30, 1996 as American Physician Partners, Inc.)

     FIRST: The name of the corporation is Radiologix, Inc.

     SECOND: The address of the registered office of the corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the corporation at such address is National Corporate Research, Ltd.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the corporation is authorized to issue is Three Thousand (3,000) shares of common stock with a par value of $.0001 per share.

     FIFTH: The business and affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

     SEVENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, of (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limited the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law[ by written consent of the holders of at least a majority of the outstanding shares of Common Stock of the corporation], has been executed by its duly authorized officer this _____ day of July, 2006.

                                      Radiologix, Inc.


                                      By: ___________________________________
                                             [____________], Secretary.

                                                                       EXHIBIT C


                                     FORM OF

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                RADIOLOGIX, INC.
                                ----------------
                             A DELAWARE CORPORATION

                                    ARTICLE I

                                  STOCKHOLDERS

     Section 1: Annual Meeting.

     An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

     Section 2: Special Meetings.

     Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

     Section 3: Notice of Meetings.

     Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Section 4: Quorum.

     At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

     Section 5: Organization.

     Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

     Section 6: Conduct of Business.

     The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

     Section 7: Proxies and Voting.

     At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

     All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

     Section 8: Stock List.

     A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

     Section 9: Consent of Stockholders in Lieu of Meeting.

     Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this

Section. A telegram, cablegram, electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporate Law.

     Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 1: Number and Term of Office.

     The number of directors who shall constitute the whole Board shall be such number as the Board of Directors or stockholders shall from time to time have designated, except that in the absence of any such designation, such number shall be one (1). Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

     Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

     Section 2: Vacancies.

     If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

     Section 3: Regular Meetings.

     Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

     Section 4: Special Meetings.

     Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office (rounded up to the nearest whole number) or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 5: Quorum.

     At any meeting of the Board of Directors, a majority of the total number of the whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

     Section 6: Participation in Meetings By Conference Telephone.

     Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 7: Conduct of Business.

     At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

     Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

     Section 8: Powers.

     The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

          (1) To declare dividends from time to time in accordance with law;

          (2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

          (3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

          (4) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

          (5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

          (6) To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

          (7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and.

          (8) To adopt from time to time regulations, not inconsistent with these By-laws, for the management of the Corporation's business and affairs.

     Section 9: Compensation of Directors.

     Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

                                   ARTICLE III

                                   COMMITTEES

     Section 1: Committees of the Board of Directors.

     The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law 9 if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2: Conduct of Business.

     Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting K all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

                                   ARTICLE IV

                                    OFFICERS

     Section 1: Generally.

     The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

     Section 2: President.

     The President shall be the chief executive officer of the Corporation. Subject to the provisions of these By-laws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

     Section 3: Vice President.

     Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board to perform the duties and exercise the powers of the President in the event of the President's absence or disability.

     Section 4: Treasurer.

     The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

     Section 5: Secretary.

     The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

     Section 6: Delegation of Authority.

     The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof

     Section 7: Removal.

     Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

     Section 8: Action with Respect to Securities of Other Corporations.

     Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of Stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

                                    ARTICLE V

                                      STOCK

     Section 1: Certificates of Stock.

     Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

     Section 2: Transfers of Stock.

     Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these By-laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

     Section 3: Record Date.

     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by
Article 1, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

     Section 4: Lost, Stolen or Destroyed Certificates.

     In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5: Regulations.

     The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                                   ARTICLE VI

                                     NOTICES

     Section 1: Notices.

     Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

     Section 2: Waivers.

     A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 1: Notices.

     In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2: Corporate Seal.

     The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

     Section 3: Reliance upon Books, Reports and Records.

     Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     Section 4: Fiscal Year.

     The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5: Time Periods.

     In applying any provision of these By-laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

                                  ARTICLE VIII

                INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES

                                AND OTHER AGENTS

     Section 1: Indemnification Of Directors And Officers.

     The Corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 1, a "director" or "officer" of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

     Section 2: Indemnification Of Others.

     The Corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 2, an "employee" or "agent" of the Corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

     Section 3: Payment Of Expenses In Advance.

     Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 1 of this Article VIII or for which indemnification is permitted pursuant to Section 2 of this Article VIII following authorization thereof by the Board of Directors shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article VIII.

     Section 4: Indemnity Not Exclusive.

     The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the certificate of incorporation

     Section 5: Insurance.

     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

     Section 6: Conflicts.

     No indemnification or advance shall be made under this Article VIII, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

     (a) That it would be inconsistent with a provision of the certificate of incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

     (b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

                                   ARTICLE IX

                                   AMENDMENTS

     These Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

                                                              EXHIBIT D
                                                              ---------
                                                              EXAMPLE 1
                                                       SECTION 3.4 CALCULATION


Radiologix Shares Outstanding                             Parent Average Closing Price (PMDX)                           $ 1.70
-----------------------------                             Cash Consideration Per Share                                    1.85
                                                                                                                 --------------
Shares Outstanding                        22,442,417          Total Consideration per Share                             $ 3.55
Units Outstanding                            179,505
                                       --------------     ACQUISITION CONSIDERATION
                                                          -------------------------
TOTAL RADIOLOGIX SHARES OUTSTANDING       22,621,922      PMDX Shares to be Issued to RGX Shareholders              22,621,922
                                       ==============
                                                          Maximum Cash Consideration                                42,950,000


                                                          TOTAL RADIOLOGIX SHARES OUTSTANDING                       22,621,922
                                                          MERGER EXCHANGE RATIO (PMDX/RGX SHARES)                         1.00


                                                          ALLOCATION OF MAXIMUM CASH PORTION OF PURCHASE PRICE
                                                          ----------------------------------------------------

                                                          Total Cash Consideration                                $ 42,950,000
                                                          Less:  Cash Payments for In-the-Money-Options              1,197,151
                                                                                                                 --------------
                                                              Cash Payments for Outstanding Shares                $ 41,752,849



                                                                                                Value of
                                                Options                     Option Shares      Options in
RGX OPTIONS         Plan      Price           Outstanding                    in the Money       the Money
----------------------------------------------------------                -----------------  --------------
                    AP96/NQ      $ 2.600          329,250                          329,250       $ 311,365
                                    3.15           25,000                           25,000           9,892
                                    3.52           30,000                           30,000             770
                                    3.65           10,000                                -               -
                                    3.75           88,775                                -               -
                                    3.88           20,000                                -               -
                                    3.94           40,000                                -               -
                                    4.45           30,000                                -               -
                                    4.56            3,000                                -               -
                                    4.59           20,650                                -               -
                                    4.69           50,000                                -               -
                                    4.88          175,000                                -               -
                                    5.30           50,000                                -               -
                                    6.00            1,000                                -               -
                                    6.06           10,000                                -               -
                                    6.20           35,000                                -               -
                                    6.25           11,833                                -               -
                                    6.50           10,000                                -               -
                                    6.63            3,334                                -               -
                                    6.64           15,000                                -               -
                                    7.00           20,750                                -               -
                                    7.50            5,000                                -               -
                                    8.00           40,000                                -               -
                                    8.75           31,000                                -               -
                                   11.00            2,500                                -               -
                                   11.19           75,000                                -               -
                                   11.50            1,875                                -               -
                                   12.00           47,500                                -               -
                                   13.05           50,000                                -               -
                                         -----------------
SUBTOTAL            AP96/NQ                     1,231,467
                                         -----------------

                    NOPN/NQ         2.60          100,000                          100,000          94,568
                                         -----------------
SUBTOTAL            NOPN/NQ                       100,000
                                         -----------------

                    RX04/NQ         1.70          405,000                          405,000         747,501
                                    3.05           25,000                           25,000          12,392
                                    3.17           55,000                           55,000          20,662
                                    3.55           25,000                                -               -
                                    3.64          131,666                                -               -
                                    3.79          500,000                                -               -
                                    3.90           75,000                                -               -
                                    4.01            5,000                                -               -
                                    4.30           10,000                                -               -
                                    4.34          157,000                                -               -
                                 $ 4.750          200,000                                -               -
                                         -----------------                -----------------  --------------
SUBTOTAL            RX04/NQ                     1,588,666
                                         -----------------
GRANDTOTAL                                      2,920,133                          969,250     $ 1,197,151
                                         -----------------


                                                              EXHIBIT D
                                                              ---------
                                                              EXAMPLE 2
                                                       SECTION 3.4 CALCULATION


Radiologix Shares Outstanding                             Parent Average Closing Price (PMDX)                           $ 2.00
-----------------------------                             Cash Consideration Per Share                                    1.83
                                                                                                                 --------------
Shares Outstanding                        22,442,417          Total Consideration per Share                             $ 3.83
Units Outstanding                            179,505
                                       --------------     ACQUISITION CONSIDERATION
                                                          -------------------------
TOTAL RADIOLOGIX SHARES OUTSTANDING       22,621,922      PMDX Shares to be Issued to RGX Shareholders              22,621,922
                                       ==============
                                                          Maximum Cash Consideration                                42,950,000


                                                          TOTAL RADIOLOGIX SHARES OUTSTANDING                       22,621,922
                                                          MERGER EXCHANGE RATIO (PMDX/RGX SHARES)                         1.00


                                                          ALLOCATION OF MAXIMUM CASH PORTION OF PURCHASE PRICE
                                                          ----------------------------------------------------

                                                          Total Cash Consideration                                $ 42,950,000
                                                          Less:  Cash Payments for In-the-Money-Options              1,534,938
                                                                                                                 --------------
                                                              Cash Payments for Outstanding Shares                $ 41,415,062



                                                                                                Value of
                                                Options                     Option Shares      Options in
RGX OPTIONS         Plan      Price           Outstanding                    in the Money       the Money
----------------------------------------------------------                -----------------  --------------
                    AP96/NQ      $ 2.600          329,250                          329,250       $ 405,224
                                    3.15           25,000                           25,000          17,019
                                    3.52           30,000                           30,000           9,322
                                    3.65           10,000                           10,000           1,807
                                    3.75           88,775                           88,775           7,168
                                    3.88           20,000                                -               -
                                    3.94           40,000                                -               -
                                    4.45           30,000                                -               -
                                    4.56            3,000                                -               -
                                    4.59           20,650                                -               -
                                    4.69           50,000                                -               -
                                    4.88          175,000                                -               -
                                    5.30           50,000                                -               -
                                    6.00            1,000                                -               -
                                    6.06           10,000                                -               -
                                    6.20           35,000                                -               -
                                    6.25           11,833                                -               -
                                    6.50           10,000                                -               -
                                    6.63            3,334                                -               -
                                    6.64           15,000                                -               -
                                    7.00           20,750                                -               -
                                    7.50            5,000                                -               -
                                    8.00           40,000                                -               -
                                    8.75           31,000                                -               -
                                   11.00            2,500                                -               -
                                   11.19           75,000                                -               -
                                   11.50            1,875                                -               -
                                   12.00           47,500                                -               -
                                   13.05           50,000                                -               -
                                         -----------------
SUBTOTAL            AP96/NQ                     1,231,467
                                         -----------------

                    NOPN/NQ         2.60          100,000                          100,000         123,075
                                         -----------------
SUBTOTAL            NOPN/NQ                       100,000
                                         -----------------

                    RX04/NQ         1.70          405,000                          405,000         862,953
                                    3.05           25,000                           25,000          19,519
                                    3.17           55,000                           55,000          36,341
                                    3.55           25,000                           25,000           7,019
                                    3.64          131,666                          131,666          25,115
                                    3.79          500,000                          500,000          20,375
                                    3.90           75,000                                -               -
                                    4.01            5,000                                -               -
                                    4.30           10,000                                -               -
                                    4.34          157,000                                -               -
                                 $ 4.750          200,000                                -               -
                                         -----------------                -----------------  --------------
SUBTOTAL            RX04/NQ                     1,588,666
                                         -----------------
GRANDTOTAL                                      2,920,133                        1,724,691     $ 1,534,938
                                         -----------------


[Name]
[Date]
Page 1

                                                                       EXHIBIT E



[Date]

Primedex Health Systems, Inc.
1510 Cotner Avenue
Los Angeles, CA 90025

Ladies and Gentlemen:

     The undersigned, a holder of shares of Common Stock of Radiologix, Inc., a Delaware corporation (the "Company"), is entitled to receive in exchange for any such shares, in connection with the merger (the "Merger") of PR Acquisition Corporation., a Delaware corporation and wholly-owned subsidiary of Radnet Management, Inc., a California corporation and indirect wholly-owned subsidiary of Primedex Health Systems, Inc., a New York corporation ("Parent"), with and into the Company, shares of Common Stock of Parent ("Parent Common Stock"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company as that term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act").

     If in fact the undersigned is an "affiliate" of the Company under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, pledge, assign, transfer or otherwise dispose of any of the Parent Common Stock received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other applicable limitations of Rules 144 and 145 promulgated under the Act or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission, is not required to be registered under the Act. The undersigned understands that Parent has no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned's behalf or to take any other action necessary to make compliance with an exemption from registration available.

     In the event of a sale or other disposition by the undersigned of Parent Common Stock received by the undersigned in the Merger pursuant to Rule 145, the undersigned will supply Parent with evidence reasonably satisfactory to Parent of compliance with Rule 145. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of shares of Parent Common Stock sold or disposed of by the undersigned, subject to receipt of such evidence of compliance. Following such receipt, Parent shall instruct the transfer agent to effectuate the transfer of the Parent Common Stock sold or disposed of by the undersigned.

     Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that there will be placed on certificates representing Parent Common Stock (or on confirmations and account statements for shares of Parent Common Stock held in book-entry form) received by the undersigned in the Merger or held by a transferee thereof a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

     The undersigned acknowledges and agrees that the legend and stop orders set forth above will be removed (i) upon receipt of evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145 (as such rule may be hereafter amended) or if such certificates are being or have been sold in a transfer registered under the Act or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[Name]
[Date]
Page 3


     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of securities and
(ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                        Very truly yours,



                                        ______________________________________
                                        Name:
                                        Title:
Dated: ___________________

ACKNOWLEDGED AND AGREED, as
of the date written above

PRIMEDEX HEALTH SYSTEMS, INC.


By: _______________________________
     Name:
     Title: